Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SECOND SIGHT MEDICAL PRODUCTS, INC.,

and

NANO PRECISION MEDICAL, INC.

Dated as of February 4, 2022

i

2.22	Illegal Payments	24
2.23	Intentionally Omitted	25
2.24	Intentionally Omitted	25
2.25	Vote Required	25
2.26	No Financial Advisor	25
2.27	Disclosure; Company Information	25
Section 3. REPRESENTATIONS AND WARRANTIES OF SSMP AND MERGER SUB		25
3.1	Organization	26
3.2	Capitalization	26
3.3	Authority	27
3.4	Non-Contravention; Consents	28
3.5	SEC Filings; Financial Statements	28
3.6	Absence of Changes	30
3.7	Title to Assets	30
3.8	Properties	31
3.9	Intellectual Property	31
3.10	Material Contracts	34
3.11	Absence of Undisclosed Liabilities	35
3.12	Compliance with Laws; Regulatory Compliance	35
3.13	Taxes and Tax Returns	37
3.14	Employee Benefit Programs	39
3.15	Labor and Employment Matters	41
3.16	Environmental Matters	42
3.17	Government Programs	42
3.18	Legal Proceedings; Orders	43
3.19	Illegal Payments	43
3.20	Trade Controls	43
3.21	Insurance	44
3.22	Books and Records	44
3.23	Vote Required	44
3.24	No Financial Advisor	44
3.25	Disclosure; SSMP Information	45
Section 4. CERTAIN COVENANTS OF THE PARTIES		45
4.1	Access and Investigation	45
4.2	Operation of SSMP’s Business	47
4.3	Operation of the Company’s Business	48
4.4	Negative Obligations	49

4.5	Non-Solicitation	52
4.6	Formation of Merger Sub	58
Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES		58
5.1	Disclosure Documents	58
5.2	Stockholder Approval	59
5.3	Additional Agreements	61
5.4	Disclosure	62
5.5	Listing	62
5.6	Tax Matters	62
5.7	Transaction Litigation	63
5.8	Company Warrants	63
5.9	Section 16 Matters	63
5.10	SSMP Directors	63
5.11	Form 8-K Filing	64
5.12	Ticker Symbol	64
5.13	Post-Closing Cooperation; Further Assurances	64
Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		64
6.1	No Restraints	64
6.2	Company Stockholder Approval	65
6.3	SSMP and Merger Sub Stockholder Approval	65
6.4	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	65
6.5	Effectiveness of Registration Statement	65
6.6	Blue Sky Laws	65
6.7	Competition Approvals	65
6.8	Dissenting Shares	65
Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SSMP AND MERGER SUB		65
7.1	Accuracy of Representations	65
7.2	Performance of Covenants	66
7.3	Consents	66
7.4	Officers’ Certificate	66
7.5	No Company Material Adverse Effect	66
7.6	Fairness Opinion	66
7.7	Lockup Agreements	66
7.8	Termination of Stockholders’ Agreements. The Company shall have terminated the Stockholders’ Agreements	66
7.9	Delivery of Company Audited Financials	66

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		67
8.1	Accuracy of Representations	67
8.2	Performance of Covenants	67
8.3	Consents	67
8.4	Officers’ Certificate	67
8.5	No SSMP Material Adverse Effect	67
8.6	Listing	67
8.7	Intentionally Omitted	67
8.8	Resignations	67
8.9	Available Cash	68
Section 9. TERMINATION		68
9.1	Termination	68
9.2	Effect of Termination	70
9.3	Expenses, Termination Fees and Other Payments	70
Section 10. RESERVED		70
Section 11. MISCELLANEOUS PROVISIONS		70
11.1	Amendment	70
11.2	Waiver	71
11.3	Entire Agreement; Counterparts; Exchanges by Facsimile	71
11.4	Applicable Law; Jurisdiction; Waiver of Jury Trial	71
11.5	Attorneys’ Fees	71
11.6	Assignability	71
11.7	Notices	72
11.8	Severability	72
11.9	Other Remedies; Specific Performance	73
11.10	Construction	73
11.11	Non-Recourse	74
11.12	Non-Survival of Representations, Warranties and Covenants	74
11.13	Expenses	74

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 4, 2022, by and among Second Sight Medical Products, Inc., a California corporation (“SSMP”), Nano Precision Medical, Inc., a California corporation (the “Company”), and, upon the execution of a joinder pursuant to Section 4.6, NPM Acquisition Corp., a California corporation and a wholly-owned subsidiary of SSMP (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           The Parties intend to merge the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the Act. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of SSMP.

B.            For U.S. federal income tax purposes, SSMP, Merger Sub and the Company intend that the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code, and that SSMP, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

C.            A special committee of the Board of Directors of SSMP, by unanimous vote of all members of such committee participating in the vote, has (i) determined that the Merger is advisable and in the best interests of SSMP and its stockholders, (ii) approved this Agreement, the Merger, the issuance of shares of SSMP Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of SSMP vote to approve the issuance of shares of SSMP Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

D.            The Board of Directors of the Company has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the other actions contemplated by this Agreement, and (iii) approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.     DESCRIPTION OF TRANSACTION

1.1              Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2              Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Act. As a result of the Merger, the Company will become a wholly-owned subsidiary of SSMP. For the avoidance of doubt, all references herein to the Company relating to the period following the Closing shall be deemed to refer to the Surviving Corporation.

1.3             Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely via the exchange of electronic signature pages on the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as SSMP and the Company may mutually agree in writing; provided that if all the conditions set forth in Section 6, Section 7 and Section 8 shall not have been satisfied or waived on such second Business Day, then the Closing shall take place on the first subsequent Business Day on which all such conditions shall have been satisfied or waived but no later than either the End Date or the Extended End Date, as applicable. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of California a certificate of merger with respect to the Merger, as mutually agreeable to the Parties hereto (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of California, or at such later time as may be specified in such Certificate of Merger with the consent of SSMP and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4              Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)               the Articles of Incorporation of Merger Sub as may be mutually agreed upon by the Parties, and as so amended, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by the Act and such amended and restated Articles of Incorporation;

(b)              the Articles of Incorporation of SSMP shall be the SSMP Charter immediately prior to the Effective Time, until thereafter amended as provided by the Act and such Articles of Incorporation; provided, however, that the board of directors of SSMP will have the authorization from the shareholders at the Effective Time, to act after Closing (i) to amend its Articles of Incorporation to change the name of SSMP to such name as SSMP and the Company shall mutually agree;, and (ii) to adopt a performance equity plan authorizing 35,000,000,000 shares of common stock.

(c)               the Bylaws of the Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the Act and such Bylaws; and

(d)              the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.5              Intentionally Omitted.

1.6              Conversion of Shares and Convertible Securities.

(a)              At the Effective Time, by virtue of the Merger and without any further action on the part of SSMP, Merger Sub, the Company or any stockholder of the Company, (i) any shares of Company Capital Stock held as treasury stock prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, (ii) any shares of Company Capital Stock held by SSMP or Merger Sub prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and (iii) subject to Section 1.6(e), the Company Share Number held by each Company Stockholder (excluding shares to be cancelled pursuant to Section 1.6(a)(i) and Section 1.6(a)(ii) and excluding Dissenting Shares) shall be converted solely into the right to receive their Pro Rata Portion of the Merger Shares.

(b)              Effective as of the Effective Time, without any further action on the part of SSMP, Merger Sub, the Company or any stockholder of the Company, (i) each Company Stock Option that is outstanding as of immediately prior thereto shall be cancelled and SSMP will assume and/or issue in exchange an SSMP replacement stock option, under its then effective SSMP Stock Option Plan, for the Company Stock Option of like tenor as the holders currently have under the Company Stock Option and without duplication to any other provision of this Agreement with respect thereto. Following the treatment specified in this Section 1.6 (b), Company Stock Options shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company or the Surviving Company or any other Person other than SSMP, or the right to receive any other consideration except as set forth in this Section 1.6. In the event that any such Company Stock Option are unable to be so cancelled, the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Section 1 as are necessary to reflect an assumption, exchange or similar accommodation for such Company Stock Option; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party. At or prior to the Effective Time, the Company and its board of directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to cause the Company Stock Option Plan to be exchanged as of the Effective Time and to effectuate the treatment of the Company Stock Options pursuant to this Section 1.6(b).

(c)              It is anticipated that outstanding Company Warrants will have been “net” exercised prior to the Closing in exchange for shares of Company Capital Stock in accordance with their terms and shall no longer be outstanding and shall automatically be cancelled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the Company Capital Stock into which Company Warrants are exchanged. In the event that any such Company Warrants are not so exercised, to the extent that by their terms they do not continue to represent the right to acquire securities of SSMP on comparable terms to those of the Company Warrants, then the Parties shall negotiate in good faith and use commercially reasonable efforts to mutually agree as promptly as practicable to such amendments to this Section 1 as are necessary to reflect an assumption, exchange or similar accommodation for such Company Warrants; provided that such assumption, exchange or similar accommodation shall be reasonably satisfactory to each Party.

(d)               Intentionally Omitted.

(e)               No fractional shares of SSMP Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.6(a)(ii), and no certificates or scrip for any such fractional shares shall be issued. In the event any holder of Company Capital Stock would otherwise be entitled to receive a fraction of a share of SSMP Common Stock (after aggregating all fractional shares of SSMP Common Stock issuable to such holder), such fractional share shall be rounded down to the nearest whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or greater. The Parties acknowledge that any such adjustment to the nearest whole share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to SSMP that would otherwise be caused by the issuance of fractional shares.

(f)               At the Effective Time, by virtue of the Merger and without any further action on the part of SSMP, Merger Sub, or the Company, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)              Intentionally Omitted.

(h)              At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SSMP a statement (the “Allocation Statement”) setting forth in reasonable detail (i) the name of each Company Stockholder and the number and type of shares of Company Capital Stock held by such Person, and (ii) the number of shares of SSMP Common Stock issuable to each Company Stockholder at the Closing pursuant to Section 1.6(a).

(i)                 The shares of SSMP Common Stock deliverable in respect of shares of Company Capital Stock (including with respect to Company Stock Options, and Company Warrants exercisable or exchangeable for, or convertible into, shares of Company Capital Stock) in accordance with the terms of this Article 1 shall be deemed to be full payment and satisfaction of all rights pertaining to all shares of Company Capital Stock, Company Warrants, and Company Stock Options. The Parties acknowledge and agree that (i) except as otherwise set forth in this Agreement, the delivery to the Company Stockholders of the Merger Shares pursuant to this Agreement shall be administered by the Exchange Agent upon deposit by SSMP of the Merger Shares into the Exchange Fund, (ii) SSMP and the Exchange Agent shall be entitled to rely on the Allocation Statement in delivering the Merger Shares under this Agreement and neither SSMP, Merger Sub, the Surviving Company, nor the Exchange Agent shall be responsible for the calculations or the determinations regarding such calculations in the Allocation Statement, and (iii) after delivering the Merger Shares to the Company Stockholders in accordance with the Allocation Statement, neither SSMP, Merger Sub, the Surviving Company, nor the Exchange Agent shall have any liability to any Person for the allocation or distribution of the Merger Shares among the Company Stockholders.

1.7              Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to SSMP, the Surviving Corporation or the Exchange Agent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.6 and 1.8.

1.8              Surrender of Certificates.

(a)              Within five (5) Business Days after the approval of this Agreement has been obtained from the Company Stockholders pursuant to the Company Stockholder Written Consent, the Company shall send or cause to be sent by physical or electronic mail to the Company Stockholders a letter of transmittal, as mutually agreeable to the Parties hereto, with such changes as may be required by the Exchange Agent and as are reasonably acceptable to SSMP and the Company (the “Letter of Transmittal”), together with instructions for use in effecting the surrender of Company Stock Certificates (to the extent such shares of Company Capital Stock are certificated) in exchange for shares of SSMP Common Stock. Upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may be reasonably required by SSMP, and, if applicable, surrender of related Company Stock Certificate(s) (or affidavits of loss in lieu thereof in accordance with Section 1.8(b)) to the Exchange Agent for cancellation (collectively, the “Surrender Documentation”) (or, if such Surrender Documentation is delivered to the Exchange Agent prior to the Closing, then upon the Closing), (i) the holder of shares of Company Capital Stock in respect of which such Surrender Documentation is delivered shall be entitled to receive in exchange therefor the number of whole shares of SSMP Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 and as set forth in the Allocation Statement, (ii) the Exchange Agent shall promptly deliver from the Exchange Fund to such holder such shares, and (iii) the Company Stock Certificate(s) (if any) so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.8(a), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of SSMP Common Stock.

(b)              If any Company Stock Certificate shall have been lost, stolen or destroyed, SSMP may, in its discretion and as a condition precedent to the delivery of any shares of SSMP Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and a personal guaranty indemnifying SSMP against any claim suffered by SSMP related to the lost, stolen or destroyed Company Stock Certificate or any SSMP Common Stock issued in exchange therefor as SSMP may reasonably request. If any certificates evidencing shares of SSMP Common Stock are to be issued in a name other than that in which the surrendered Company Stock Certificate is registered, it shall be a condition of the issuance thereof that the Company Stock Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Company Stock Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to SSMP any transfer or other tax required by reason of the issuance of a new certificate for shares of SSMP Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered or otherwise establish to the satisfaction of SSMP that such tax has been paid or is not payable.

(c)              No dividends or other distributions declared or made with respect to SSMP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered shares of Company Capital Stock with respect to the shares of SSMP Common Stock that such holder has the right to receive in the Merger until such holder delivers the Surrender Documentation to the Exchange Agent in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest, from the Exchange Fund).

(d)              Each of SSMP, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person who is entitled to receive merger consideration pursuant to this Agreement, such amounts as are required to be withheld or deducted under the Code or any other state, local or foreign Tax Law with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

(e)               Any portion of the Exchange Fund that remains undelivered to the Company Stockholders six (6) months after the Closing shall be promptly returned to SSMP, and any such Company Stockholder who has not delivered its Surrender Documentation in exchange for Merger Shares in accordance with this Section 1.8 prior to that time shall thereafter look only to SSMP for delivery of the applicable Merger Shares. Notwithstanding the foregoing, neither SSMP nor the Surviving Company shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Shares remaining undelivered to the Company Stockholders one (1) year after the Closing (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of SSMP free and clear of any claims or interest of any Person previously entitled thereto.

1.9              Appraisal Rights.

(a)              Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock, if any, as to which the holder thereof shall have (i) properly demanded that the Company purchase such shares of Company Capital Stock for fair market value in accordance with, and otherwise complied with and perfected such holder’s rights under, the provisions of Chapter 13 of the Act (“Chapter 13”), and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Company Capital Stock for fair market value pursuant to Chapter 13 (shares satisfying the immediately preceding clauses (i) and (ii), “Dissenting Shares”), shall not be converted into the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares, but instead at the Effective Time shall become entitled only to payment from the Surviving Corporation of the fair market value of such shares of Company Capital Stock determined in accordance with Chapter 13, without interest (it being understood and acknowledged that (A) at the Effective Time, (I) such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and (II) such holder shall cease to have any rights with respect thereto other than the right to receive the fair market value of such Dissenting Shares as determined in accordance with Chapter 13, and (B) SSMP shall be entitled to retain or receive all merger consideration to which such Dissenting Shares would have been entitled pursuant to Section 1.6 had such shares of Company Capital Stock not been Dissenting Shares); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws, or loses the right to payment of the fair market value of such Dissenting Shares under Chapter 13, then (w) the right of such holder to be paid the fair market value of such holder’s Dissenting Shares pursuant to Chapter 13 shall cease, (x) such shares of Company Capital Stock shall cease to be Dissenting Shares, (y) such shares of Company Capital Stock shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the per share amount of the merger consideration to which such holder is entitled under Section 1.6 in respect of such shares, in each case pursuant to the exchange procedures set forth in Section 1.8, and (z) SSMP shall deliver to the Exchange Agent (for remittance to such holder) any portion of the per share amount of merger consideration retained or received from the Exchange Agent in respect of such previously Dissenting Shares.

(b)              As soon as practicable after the approval of the Merger by the Company Stockholders, to the extent required by the Act, and in any event not later than five (5) days following such approval, the Company shall mail to each Company Stockholder that is entitled to such notice pursuant to Chapter 13, a notice of such approval of the Merger, which notification shall include the information and materials required by Section 1301(a) of the Act (including the value determined by the Company, with written approval of SSMP, to represent the fair market value of any Dissenting Shares).  SSMP shall make payment or otherwise deliver consideration for Dissenting Shares that do cease to be Dissenting Shares as provided in Section 1.9(a)1.9(a) and the applicable provisions of Sections 1303, 1304, 1305 and 1308 of the Act.

(c)              During the period from the date hereof to the Closing Date, the Company shall give SSMP (i) prompt notice of any notice or written threat to demand appraisal or purchase under the Act, (ii) prompt notice of any withdrawals of such demands, and (iii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the Act. During such period, the Company shall not make any payment with respect to any such demands, offer to settle or settle any such demands, or use in any offer of payment an estimate of fair value in an amount greater than the applicable per share amount of merger consideration otherwise payable to the holder demanding appraisal pursuant to Section 1.6, in each case, without SSMP’s prior written consent, which may be granted or withheld in SSMP’s sole discretion.

(d)              Notwithstanding anything in this Section 1 to the contrary, (i) SSMP shall not be obligated to deliver, or cause to be delivered, to the Exchange Agent any portion of the merger consideration in respect of any Dissenting Shares, and any portion of such merger consideration delivered to the Exchange Agent in respect of any Dissenting Shares shall be promptly returned to SSMP, and (ii) the payment or delivery to holders of Company Capital Stock of merger consideration under this Agreement (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.9 and under the Act) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the Act by any other Company Stockholder, except as set forth in Section 6.8.

1.10           Exchange Fund. On the Closing Date, SSMP shall deposit, or shall cause to be deposited, with the Exchange Agent the number of shares of SSMP Common Stock sufficient to deliver to the Company Stockholders the aggregate amount of Merger Shares deliverable to such Company Stockholders pursuant to Section 1.6(a) (such shares of SSMP Common Stock, together with any dividends or distributions with respect thereto held by the Exchange Agent pursuant to Section 1.8(c), the “Exchange Fund”). SSMP shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Shares out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose other than as set forth in this Agreement. All shares of SSMP Common Stock deposited in the Exchange Fund and delivered to Company Stockholders pursuant to this Agreement shall be uncertificated.

1.11           Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take such action.

Section 2.                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to SSMP and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to SSMP (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

2.1              Organization. The Company is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The certificate of incorporation of the Company (the “Company Charter”) and the bylaws of the Company (the “Company Bylaws”), copies of which have previously been made available to SSMP, are true, correct and complete copies of such documents as currently in effect and the Company is not in material violation of any provision thereof. Other than the Company Charter, the Company Bylaws, and the Stockholders’ Agreements, the Company is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of the Company or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

2.2              Capitalization.

(a)              The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) no shares of Company Preferred Stock. There are issued and outstanding (1) 12,191,667 shares of Company Common Stock, and (2) no shares of Preferred Stock. There are no shares of Company Capital Stock held in the treasury of the Company. Other than as described above or in Section 2.2(b), the Company has no shares of Company Capital Stock reserved for issuance. The outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with the Company Charter, Company Bylaws and all applicable Laws. Except for the Stockholders’ Agreements, Company Stock Option Plan, certain non-plan options issued to various persons, or as described in Section 2.2(b), Section 2.2(c) or Section 2.2(d), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of Company Capital Stock or any other equity security of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Capital Stock or any other equity security of the Company or obligating the Company to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of the Company. Section 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all issued and outstanding shares of Company Capital Stock, on a holder-by-holder basis.

(b)              As of the date hereof, there are 1,635,824 shares of Company Common Stock issuable upon exercise of all outstanding Company Stock Options, subject to adjustment on the terms set forth in the Company Stock Option Plan or their award agreements, and there remain 293,406 shares of Company Common Stock reserved for grant thereunder. Section 2.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Stock Option, (ii) the date each Company Stock Option was granted, (iii) the number and type of securities subject to each such Company Stock Option, (iv) the expiration date of each such Company Stock Option, (v) the vesting schedule of each such Company Stock Option, (vi) the price at which each such Company Stock Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Common Stock issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Stock Options and (viii) whether and to what extent the exercisability of each Company Stock Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter.

(c)               There are 3,006,086 shares of Company Capital Stock issuable upon exercise of all outstanding Company Warrants. Section 2.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number and type of securities subject to each such Company Warrant, (iv) the expiration date of each such Company Warrant, (v) the exercise price of each such Company Warrant, and (vi) whether and to what extent the exercisability of each Company Warrant will be accelerated upon consummation of the Contemplated Transactions.

(d)               Intentionally Omitted.

(e)               The Company does not have any Subsidiaries or own or hold any equity interest in any other Person.

2.3              Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining the Company Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of the Company. No other approval or consent of, or action by, the holders of the outstanding securities of the Company, other than the Company Stockholder Approval, is required in order for the Company to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its obligations hereunder. The Board of Directors of the Company has declared this Agreement advisable, has directed that this Agreement be submitted to the Company Stockholders for adoption and approval and has recommended that the Company Stockholders adopt and approve this Agreement. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of California, no other corporate proceeding on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

2.4              Non-Contravention; Consents.

(a)              Except as set forth in Section 2.4(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter, the Company Bylaws, or the Stockholders’ Agreements, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrance on the assets of the Company under, any of the terms, conditions or provisions of any Company Material Contract or other agreement, instrument or obligation to which the Company is a party or by which they or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and subject to the consents, approvals and authorizations specified in Section 2.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.4(b) having been made, conflict with or violate any Law applicable to the Company or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(b)              No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Stockholder Approval, (ii) terminating the Stockholders’ Agreements, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iv) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of the National Market System of the National Association of Securities Dealers Automated Quotations System (the “NASDAQ”), (vi) compliance with any applicable requirements of the HSR Act and any other applicable foreign Law relating to antitrust or competition matters, and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

2.5              Financial Statements.

(a)              Section 2.5 of the Company Disclosure Schedule includes true and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2021 and the related unaudited statement of operations for the twelve (12) months ended December 31, 2021, and (ii) the audited balance sheet of the Company as of December 31, 2020 the related statements of operations, cash flows and stockholders equity for the twelve (12) months ended December 31, 2020, together with the notes thereto (the 2020 financial statements include a qualified audit opinion which financial statements are subject to restatement), (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements for 2021 and subject, in the case of restated financial statement for 2020, , to audit adjustments that will not, individually or in the aggregate, be material in amount or effect). The balance sheet of the Company as of December 31, 2021 included in Section 2.5 of the Company Disclosure Schedule is hereinafter referred to as the “Company Balance Sheet.”

(b)             When delivered to SSMP pursuant to Section 4.1(c), the Required Financial Statements (i) will have been prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated, (ii) will fairly present, in all material respects, the financial condition and operating results of the Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

2.6          Absence of Changes. Since the date of the Company Balance Sheet, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business consistent with its past practices, (b) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (c) the Company has not taken any action that would, if taken by the Company from the date hereof through the Closing Date, require the consent of SSMP under Section 4.4(b).

2.7          Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

2.8          Properties.

(a)           Section 2.8(a) of the Company Disclosure Schedule identifies (x) the street address of each parcel of Company Leased Real Property, (y) each Company Lease and the Company Ancillary Lease Documents and (z) the lessor, lessee and current occupant (if different than the lessee) of each such parcel of Company Leased Real Property. The Company has provided SSMP with true, correct and complete copies of each Company Lease and Company Ancillary Lease Document. With respect to each Company Lease, except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted:

(i)             the Company Leases and the Company Ancillary Lease Documents are valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)            the Company Leases and the Company Ancillary Lease Documents have not been modified or amended;

(iii)           the Company holds a valid and existing leasehold interest under such Company Leases free and clear of any Encumbrances except Permitted Encumbrances;

(iv)           none of the Company Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(v)            with respect to each of the Company Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Company Lease or Company Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(vi)           neither the Company nor, to the Knowledge of the Company, any other party to any Company Leases or Company Ancillary Lease Documents is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Company Leases or any Company Ancillary Lease Documents;

(vii)          no party to the Company Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Company Leases; and

(viii)         the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the Company Leases or any Company Ancillary Lease Documents.

(b)          The Company Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the conduct of the business of the Company.

(c)          The Company does not have any Company Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

2.9         Intellectual Property.

(a)          Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all (i) Patents and patent applications owned by the Company (“Company Patents”) or used or held for use by the Company, (ii) registered and material unregistered Marks, and trademark applications owned by the Company or used or held for use by the Company (“Company Marks”), (iii) registered and material unregistered Copyrights owned by the Company or used or held for use by the Company (“Company Copyrights”), (iv) licenses, sublicenses or other agreements under which the Company is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (v) licenses, sublicenses or other agreements under which the Company has granted rights to others in the Company Intellectual Property (“Company Licenses-Out”).

(b)          With respect to the Company Intellectual Property (i) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property and (ii) licensed to the Company by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property are the subject of a written license or other agreement, in each case, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In or Company License-Out or Permitted Encumbrances granted by the Company.

(c)          All Company Intellectual Property owned by, and, to the Knowledge of the Company, all Company Intellectual Property exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of the Company, all Company Marks and Company Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing that are owned by or exclusively licensed to the Company are valid and enforceable.

(d)              There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its employees alleging that any of the operation or activity of the Company, or the manufacture, sale, offer for sale, importation, and/or use of any Company Product, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any Company Intellectual Property is invalid or unenforceable.

(e)              To the Knowledge of the Company, neither the operation of the Company’s business, any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any Company Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(f)              Except as set forth on Section 2.9(f) of the Company Disclosure Schedule, the Company does not have any obligation to compensate any person for the use of any Intellectual Property. The Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that (i) restrict the rights of the Company to use any Intellectual Property, (ii) restrict the business of the Company in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.

(g)              All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company’s business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and (ii) Intellectual Property relating thereto.

(h)              To the Knowledge of the Company, (i) there is no, nor has there been any, infringement or violation by any person or entity of any Company Intellectual Property or the rights of the Company therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any Company Intellectual Property or the subject matter thereof.

(i)               The Company has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by the Company or used or held for use by the Company (the “Company Trade Secrets”), including, without limitation, requiring each employee and consultant of the Company and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to SSMP, and, to the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(j)               Following the Effective Time, the Surviving Corporation will have the same rights and privileges in the Company Intellectual Property as the Company had in the Company Intellectual Property immediately prior to the Effective Time.

(k)             The Company has at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon the Company, consumer-facing statements of the Company in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of Company Products or internet websites, mobile applications and online services owned, maintained or operated by or on behalf of the Company (“Company Sites”), (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and Company Customer Data collected or used by the Company in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “Company Privacy and Security Requirements”). The Company has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Company Privacy and Security Requirements. There have been no written complaints or notices delivered to the Company at any time alleging or providing notice of a violation of any Company Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of the Company, and all electronic messages sent and/or delivered by or on behalf of the Company, have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by the Company) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(l)              The Company has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the data and information technology assets of the Company and all Personally Identifiable Information and Company Customer Data within the control of the Company (collectively, the “Company Data”). Such steps and procedures comply in all material respects with all Company Privacy and Security Requirements and all applicable Laws relating to the security of the Company Data. This includes, but is not limited to, the Company having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all Company Data (including such measures designed to protect the foregoing from infection by any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or malicious code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of the Company, any audit, proceeding or investigation (formal or informal), or any claim against, the Company or its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any Company Data. To the Knowledge of the Company, there has been no material unauthorized access to or acquisition of Company Data or Company Intellectual Property.

2.10          Material Contracts. Section 2.10 of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of each Contract to which the Company is a party or by which it is bound (such Contracts, together with the Company Contracts listed in Section 2.14 and Section 2.15 of the Company Disclosure Schedule, the “Company Material Contracts”):

(a)             that constitutes a Company Lease or Company Ancillary Lease Document;

(b)             for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company of, or pursuant to which in the last year the Company paid, in the aggregate, $10,000 or more;

(c)             for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to the Company of, or pursuant to which in the last year received, in the aggregate, $10,000 or more;

(d)             that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)             relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $10,000 in the aggregate;

(f)              that contains severance or change-in-control liabilities or obligations;

(g)             which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, SSMP or any Affiliate of SSMP, is or would be conducted, or (ii) the scope of the business and operations of the Company or any of its Affiliates;

(h)             in respect of any Company Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $10,000 or more;

(i)              containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(j)              with any Governmental Authority;

(k)             any Contract with (a) an executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company);

(l)              any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)           relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)             any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from the Company of $10,000 or more, or is otherwise material to the operation of the Company’s business.

The Company has delivered or made available to SSMP accurate and complete copies of all written Company Material Contracts, including all amendments thereto, together with written summaries of each oral Company Material Contract. Except as set forth on Section 2.10 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party to a Company Material Contract, has materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Company Material Contract. Each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any Company Material Contract or give any Person the right to terminate or alter the provisions of any Company Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.11          Absence of Undisclosed Liabilities. The Company does not have any material liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities reflected on the Company Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the Ordinary Course of Business (other than for breach of Law); (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); and (d) Liabilities incurred in connection with the Contemplated Transactions.

2.12          Compliance with Laws; Regulatory Compliance.

(a)             The Company is in compliance with all Laws or Orders, except where any such failure to be in compliance would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(b)             Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, (i) the Company and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the U.S. Food and Drug Administration (the “FDA”) and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the business of the Company as currently conducted (the “Company Permits”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder (it is acknowledged that any Company Product that is not a marketed product or has not received marketing approval will require further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals before such Company Product may be marketed), (ii) all such Company Permits are valid, and in full force and effect, (iii) since January 1, 2020, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, and (iv) the Company is in compliance with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c)             Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives, has (i) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto or (ii) engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company that relates to an alleged violation of any Health Care Law. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which the Company is or, to the Knowledge of the Company, any of its directors, officers, employees, agents or Representatives are, bound or which relate to Company Products.

(d)             The Company is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Company Products. All required pre-clinical studies conducted by or, to the Knowledge of the Company, on behalf of the Company and Company-sponsored clinical trials (or clinical trials sponsored by the Company) conducted or, to the Knowledge of the Company, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. SSMP has been provided with the opportunity to inspect the results of any such studies, tests and trials and all material information related thereto. Each clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company with respect to Company Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. The Company has filed all required notices of adverse experiences, injuries or deaths relating to clinical trials conducted by or on behalf of the Company with respect to such Company Products.

(e)             All applications, submissions, information and data utilized by the Company as the basis for, or submitted by or on behalf of the Company in connection with, any and all requests for a Company Permit relating to the Company, when submitted to the FDA or other Company Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(f)              Neither the Company nor, to the Knowledge of the Company, any of its Representatives, licensors, licensees, assignors or assignees has received any written notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any investigational new drug application sponsored by the Company or otherwise restrict the pre-clinical research or clinical study of any Company Product being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any Company Product. The Company is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Company Products. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)             SSMP has been provided with the opportunity to inspect true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other Company Regulatory Agency. SSMP has been provided with the opportunity to inspect all correspondence to or from the FDA or other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Company Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other Company Regulatory Agency, or prepared by the FDA or other Company Regulatory Agency or which bear in any way on the compliance by the Company with the Laws of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval of any Company Products.

2.13          Taxes and Tax Returns.

(a)             Each material Tax Return required to be filed by, or on behalf of, the Company has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)             The Company (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)             The unpaid Taxes of the Company (i) did not, as of December 31, 2020, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

(d)             Section 2.13(d) of the Company Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to SSMP correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)             There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(f)              The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)             The Company has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)             There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of the Company.

(i)              The Company has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)              The Company has not distributed stock of a corporation, and has not had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)             The Company is not a party to and does not have any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)              The Company (A) is not and never has been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns and (B) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)            The taxable year of the Company for all income Tax purposes is the fiscal year ended December 31, and the Company uses the accrual method of accounting for income Tax purposes.

(n)             The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)             The Company has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p)             No written claim has been made by any Taxing Authority that the Company is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which would reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted.

(q)             The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

2.14          Employee Benefit Programs.

(a)             Section 2.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program maintained by the Company (the “Company Employee Programs”). The Company has not made a commitment or promise to any employee to amend any Company Employee Program or adopt a new plan, program or arrangement that upon adoption would be a Company Employee Plan.

(b)             Each Company Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)             The Company does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to the Company Employee Programs. Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, with respect to any Company Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws), including but not limited to, payments to remediate any nondiscrimination or operational errors, with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)             No Company Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and the Company does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of the Company Employee Programs provides medical, dental, vision, disability or life insurance benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not the Company subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)             Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, the Company is not a party to any written (i) agreement with any stockholder, director, or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(f)              There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has the Company made any such payment, and the consummation of the Contemplated Transactions shall not obligate the Company or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g)             Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No Company Stock Option granted under the Company Stock Option Plan has an exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h)             Each Company Employee Program that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No Company Employee Program is subject to the laws or regulations of any foreign jurisdiction.

(i)              All amounts required to be reserved under each unfunded Company Employee Program have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Company Employee Program is maintained.

(j)              Neither the Company nor any ERISA Affiliate currently participate or have ever participated in or had an obligation to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(k)             For purposes of this Section 2.14: (i) an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries); and (ii) an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

2.15          Labor and Employment Matters.

(a)             The Company is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, the Company is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, nor is there pending or threatened any labor strike or lockout involving the Company.

(b)             Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices, discrimination, employee whistleblowing, retaliation, classification of employees and independent contractors, immigration, equal employment opportunity, human rights, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and all similar Laws, and the related rules and regulations adopted by the federal, state, and local agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) the Company is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the Company’s business, including persons classified by the Company as other than an employee or compensated other than through wages paid by the Company through their respective payroll departments (“Company Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are no grievances, claims, complaints, petitions or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of the Company, threatened against the Company in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (iv) none of the employment policies or practices of the Company is currently being audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) the Company is not, nor within the last three (3) years has it been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed, and to the knowledge of the Company, is otherwise in compliance with all Laws governing its employees’ right to work and has not in the past three (3) years received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number with respect to any Employee; (vii) except as set forth on Section 2.15(b)(vii) of the Company Disclosure Schedule, all employees of the Company are employed at-will and no such employees are subject to any contract with the Company or any policy or practice of the Company providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by the Company; (viii) to the extent that any Company Contingent Workers are employed, the Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) within the past three (3) years, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company; (x) the Company has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; (xi) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims, actions, or inspection orders or audits against the Company under any workers’ compensation policy or long-term disability policy, or related to social security, unemployment, or occupational safety and health; and (xii) to the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, or assignment of invention covenant to the Company.

2.16          Environmental Matters. Except as would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the business of the Company in substantially the manner currently conducted:

(a)              the Company is in compliance with all Environmental Laws applicable to its operations and use of the Company Leased Real Property;

(b)             the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

(c)             the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)             to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

2.17          Insurance. The Company has delivered or made available to SSMP accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, materially accurate and complete. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.18          Books and Records. Each of the minute and record books of the Company have been made available to SSMP and contains materially complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of the Company, since its formation and which are required to be maintained in such books under applicable Laws. All such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of the Company comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

2.19          Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company of any amount or benefit received, or to seek performance of any obligation of the Company, under any such program.

2.20          Transactions with Affiliates. Section 2.20 of the Company Disclosure Schedule describes any material transactions or relationships currently in effect between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company), in each case that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.21          Legal Proceedings; Orders.

(a)             Except as set forth in Section 2.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding, in each case (i) that involves the Company, any of its directors or officers (in his or her capacity as such) or any of the material assets owned by the Company; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. With regard to any Legal Proceeding set forth on Section 2.21 of the Company Disclosure Schedule, the Company has provided SSMP or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)             There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other key employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business or to any material assets owned or used by the Company.

2.22          Illegal Payments. Neither the Company nor, to the Knowledge of the Company, any of its officers or directors acting on behalf of the Company, have taken or failed to take any action which would constitute a material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither the Company nor, to the Knowledge of the Company, any third party acting on behalf of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any other Person in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.

2.23          Intentionally Omitted

2.24          Intentionally Omitted.

2.25          Vote Required. The approval of the stockholders of the Company set forth in the Company Stockholder Written Consent (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock of the Company necessary to adopt or approve this Agreement, the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.

2.26          No Financial Advisor. Except as set forth on Section 2.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.27          Disclosure; Company Information. The information provided by the Company to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information in the Proxy Statement provided by or on behalf of the Company will not, on the date the Proxy Statement is first mailed to the SSMP Stockholders or at the time of the SSMP Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by the Company with respect to the information that has been or will be supplied by or on behalf of SSMP and Merger Sub or any of their Representatives for inclusion in the Proxy Statement.

Section 3.                 REPRESENTATIONS AND WARRANTIES OF SSMP AND MERGER SUB

SSMP and Merger Sub jointly and severally represent and warrant to the Company as follows, except as set forth in the written disclosure schedule delivered by SSMP to the Company (the “SSMP Disclosure Schedule”); provided, however, that all representations made by and/or with respect to Merger Sub are only made as of the Formation and as of the Closing Date. The SSMP Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the SSMP Disclosure Schedule shall qualify other Sections and subsections in this Section 3 only to the extent it is clear from the face of the disclosure that such disclosure is applicable to such other Sections and subsections.

3.1            Organization.

(a)             SSMP is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of California. SSMP has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. SSMP is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a SSMP Material Adverse Effect. The SSMP Charter and SSMP Bylaws, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and SSMP is not in violation of any provision thereof. Other than the SSMP Charter and SSMP Bylaws, SSMP is not a party to or bound by or subject to any stockholder agreement or other agreement governing the affairs of SSMP or the relationships, rights and duties of stockholders and is not subject to a stockholder rights plan or similar plan.

(b)             Merger Sub is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of California. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. The Articles of Incorporation and Bylaws of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect and Merger Sub is not in violation of any provision thereof.

3.2             Capitalization.

(a)             As of the date hereof, the authorized capital stock of SSMP consists of 300 million shares of SSMP Common Stock and 10 million shares of undesignated preferred stock. As of December 31, 2021, there are 39,409,176 shares of SSMP Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. SSMP has 7,680,938 Warrants issued and outstanding that are listed on Nasdaq under the trading symbol “EYESW.” As of the date hereof, there are no shares of SSMP Common Stock held in the treasury of SSMP. Other than as described above or as set forth in Section 3.2(b) below, SSMP has no shares of SSMP Common Stock reserved for issuance. The outstanding shares of SSMP Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were issued in compliance with the SSMP Charter, the SSMP Bylaws and all applicable Laws. Except for the SSMP Stock Option Plan or as described in Section 3.2(b) or Section 3.2(c) below, SSMP does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for SSMP to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of SSMP Common Stock or any other equity security of SSMP or any Subsidiary of SSMP or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of SSMP Common Stock or any other equity security of SSMP or any Subsidiary of SSMP or obligating SSMP or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilutive rights, voting agreements, voting trusts, preemptive rights or restrictions on transfer relating to any capital stock of SSMP. Section 3.2(a) of the SSMP Disclosure Schedule sets forth the pro forma capitalization of SSMP following the Merger.

(b)             As of the date hereof, there are 182,152 shares of SSMP Common Stock issuable upon exercise of all outstanding SSMP Stock Options, subject to adjustment on the terms set forth in the SSMP Stock Option Plan, and there remain no shares of SSMP Common Stock reserved for grant thereunder.

(c)             There are 7,691,063 shares of SSMP Common Stock issuable upon exercise of all outstanding SSMP Warrants.

(d)             All of the issued and outstanding shares of capital stock of Merger Sub (“Merger Sub Stock”) are owned by SSMP. Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating Merger Sub to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of Merger Sub Stock (i) have been duly authorized and are validly issued, fully paid and non-assessable, are owned by SSMP free and clear of any Encumbrance (other than Permitted Encumbrances) or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon SSMP or Merger Sub at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents of Merger Sub and all applicable Laws.

(e)             The SSMP Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with the SSMP Charter and SSMP Bylaws and all applicable Laws.

(f)              Except for Merger Sub, and a subsidiary formed under the laws of Switzerland, SSMP does not have any Subsidiaries or own or hold any equity interest in any other Person.

3.3            Authority. Each of SSMP and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and perform its respective obligations hereunder, subject only to obtaining SSMP Stockholder Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Contemplated Transactions have been duly and validly adopted and approved by a special committee of the board of directors of SSMP and by the board of directors of Merger Sub, in each case by unanimous vote of the members of such committee or board, as applicable, participating in such votes. The special committee of the board of directors of SSMP has recommended that the stockholders of SSMP approve the SSMP Stockholder Proposals at the SSMP Stockholder Meeting. The Board of Directors of Merger Sub has declared this Agreement advisable and has recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger. Except for SSMP Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of California, no other corporate proceeding on the part of SSMP or Merger Sub is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by SSMP and Merger Sub, and (assuming SSMP Stockholder Approval and due authorization, execution and delivery by the other parties hereto), constitutes the legal, valid and binding obligations of SSMP and Merger Sub, enforceable against SSMP and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. All other documents required to be executed by SSMP and Merger Sub on or prior to the date hereof in connection with the transactions contemplated herein have been duly and validly executed and delivered by SSMP and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of SSMP and Merger Sub, respectively, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

3.4            Non-Contravention; Consents.

(a)             Except as set forth on Section 3.4 of the SSMP Disclosure Schedule, the execution and delivery of this Agreement by SSMP and Merger Sub does not, and the consummation by SSMP and Merger Sub of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the SSMP Charter or SSMP Bylaws or of the charter, bylaws, or other organizational document of Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Encumbrances on SSMP’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any material contract, agreement, instrument or obligation to which SSMP or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining SSMP Stockholder Approval and subject to the consents, approvals and authorizations specified in Section 3.4(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.4(b) having been made, conflict with or violate any Law applicable to SSMP or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(a) for any such conflicts, violations, breaches, rights of termination, Encumbrances, penalties, defaults, terminations, cancellations, accelerations or losses that would not reasonably be expected to result in material liability to SSMP and Merger Sub, taken as a whole, or otherwise materially interfere with the conduct of the businesses of SSMP and Merger Sub in substantially the manner currently conducted.

(b)             No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to SSMP or Merger Sub in connection with the execution and delivery of this Agreement by SSMP and Merger Sub or the consummation by SSMP and Merger Sub of the Contemplated Transactions, except for (i) obtaining the SSMP Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the appropriate authorities of other states in which SSMP or Merger Sub is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with SSMP Stockholder Meeting, this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and the rules and regulations of NASDAQ, (v) compliance with any applicable requirements of the HSR Act and any other applicable foreign Law relating to antitrust or competition matters, and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to result in material liability to SSMP and Merger Sub, taken as a whole, or otherwise materially interfere with the conduct of the businesses of SSMP and Merger Sub in substantially the manner currently conducted.

3.5            SEC Filings; Financial Statements.

(a)             SSMP has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2017 (the forms, statements, reports and documents filed or furnished since January 1, 2017 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “SSMP SEC Reports”). Each of the SSMP SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SSMP SEC Reports, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SSMP SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SSMP SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any SSMP SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)             As of the date of this Agreement, SSMP has timely responded to all comment letters of the staff of the SEC relating to the SSMP SEC Reports, and the SEC has not advised SSMP that any final responses are inadequate, insufficient or otherwise non-responsive. SSMP has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and SSMP and any of its Subsidiaries, on the other hand, occurring since January 1, 2020 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of SSMP, as of the date of this Agreement, none of the SSMP SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(c)             Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the SSMP SEC Reports fairly present, in all material respects, the consolidated financial position of SSMP and its consolidated Subsidiaries as of its date, or, in the case of the SSMP SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of SSMP and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the SSMP SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of SSMP SEC Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not, individually or in the aggregate, be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(d)             Except as may otherwise be qualified by the SEC Reports, SSMP has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and, to the Knowledge of SSMP, such system is effective in providing such assurance. SSMP maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by SSMP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and, to the Knowledge of SSMP, such disclosure controls and procedures are effective. SSMP has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to SSMP’s auditors and the Audit Committee of the Board of Directors of SSMP (and made summaries of such disclosures available to the Company) (i) (A) any significant deficiencies in the design or operation of internal control over financial reporting that would adversely affect in any material respect SSMP’s ability to record, process, summarize and report financial information and (B) any material weakness in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SSMP’s internal controls over financial reporting. Each of SSMP and Merger Sub have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. SSMP is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(e)             Each principal executive officer of SSMP and the principal financial officer of SSMP (or each former principal executive officer of SSMP and each former principal financial officer of SSMP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the SSMP SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. None of SSMP or Merger Sub has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

(f)              Neither SSMP, Merger Sub, nor, to the Knowledge of SSMP, any director, officer, employee, or internal or external auditor of SSMP or Merger Sub has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that SSMP or Merger Sub has engaged in questionable accounting or auditing practices.

3.6            Absence of Changes. Since the date of the SSMP SEC Reports, (a) SSMP has conducted its business in all material respects in the Ordinary Course of Business consistent with its past practices, (b) there has not been any change, event, circumstance or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, an SSMP Material Adverse Effect, and (c) the SSMP has not taken any action that would, if taken by the Company from the date hereof through the Closing Date, require the consent of the Company under Section 4.4(a).

3.7            Title to Assets. SSMP owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned or leased by SSMP free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made, and (ii) minor liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of SSMP.

3.8            Properties.

(a)             Section 3.8(a) of SSMP Disclosure Schedule identifies (x) the street address of each parcel of SSMP Leased Real Property, (y) each SSMP Lease and the SSMP Ancillary Lease Documents and (z) the lessor, lessee and current occupant (if different than the lessee) of each such parcel of SSMP Leased Real Property. SSMP has provided the Company with true, correct and complete copies of each SSMP Lease and SSMP Ancillary Lease Document. With respect to each SSMP Lease, except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted:

(i)             the SSMP Leases and the SSMP Ancillary Lease Documents are valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;

(ii)            the SSMP Leases and the SSMP Ancillary Lease Documents have not been modified or amended;

(iii)           SSMP holds a valid and existing leasehold interest under such SSMP free and clear of any Encumbrances except Permitted Encumbrances;

(iv)           none of the SSMP Leased Real Property is subject to any Encumbrance other than a Permitted Encumbrance;

(v)            with respect to each of the SSMP Leases, the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such SSMP Lease or SSMP Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(vi)           neither SSMP nor, to the Knowledge of SSMP, any other party to any SSMP Leases or SSMP Ancillary Lease Documents is in breach or default, and, to the Knowledge of SSMP, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the SSMP Leases or any SSMP Ancillary Lease Documents;

(vii)          no party to the SSMP Leases has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the SSMP Leases; and

(viii)         SSMP has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold under any of the SSMP Leases or any SSMP Ancillary Lease Documents.

(b)           The SSMP Leased Real Property constitutes all of the real property used or occupied by SSMP in connection with the conduct of the business of SSMP.

(c)           SSMP does not have any SSMP Owned Real Property, nor is the Company a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.9          Intellectual Property.

(a)           Section 3.9(a) of the SSMP Disclosure Schedule contains a complete and accurate list of all (i) Patents and patent applications owned by SSMP (“SSMP Patents”) or used or held for use by SSMP, (ii) registered and material unregistered Marks and trademark applications owned by SSMP or used or held for use by SSMP (“SSMP Marks”), (iii) registered and material unregistered Copyrights owned by SSMP or used or held for use by SSMP (“SSMP Copyrights”), (iv) licenses, sublicenses or other agreements under which SSMP is granted rights by others in SSMP Intellectual Property (“SSMP Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (v) licenses, sublicenses or other agreements under which SSMP has granted rights to others in SSMP Intellectual Property (“SSMP Licenses-Out”).

(b)           With respect to SSMP Intellectual Property (i) purported to be owned by SSMP, SSMP exclusively owns such SSMP Intellectual Property and (ii) licensed to SSMP by a third party (other than commercial off the shelf software or materials transfer agreements), such SSMP Intellectual Property are the subject of a written license or other agreement, in each case, free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of an SSMP License-In or SSMP License-Out or Permitted Encumbrances granted by SSMP.

(c)           All SSMP Intellectual Property owned by, and, to the Knowledge of SSMP, all SSMP Intellectual Property exclusively licensed to SSMP that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and renewal applications), and, to the Knowledge of SSMP, all SSMP Marks and SSMP Copyrights, and all intellectual property rights and/or proprietary rights relating to any of the foregoing that are owned by or exclusively licensed to SSMP are valid and enforceable.

(d)           Except as may be set forth in the SEC Reports or the SSMP Disclosure Schedule, there are no pending or, to the Knowledge of SSMP, threatened claims against SSMP or any of its employees alleging that any of the operation or activity of SSMP, or the manufacture, sale, offer for sale, importation, and/or use of any SSMP Product, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any person or entity or that any SSMP Intellectual Property is invalid or unenforceable.

(e)           To the Knowledge of SSMP, neither the operation of SSMP’s business, any activity by SSMP, nor the manufacture, use, importation, offer for sale and/or sale of any SSMP Product infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(f)            Except as set forth on Section 3.9(f) of SSMP Disclosure Schedule, SSMP does not have any obligation to compensate any person for the use of any Intellectual Property. SSMP has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that (i) restrict the rights of SSMP to use any Intellectual Property, (ii) restrict the business of SSMP in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any SSMP Intellectual Property.

(g)           All former and current employees, consultants and contractors of SSMP who reasonably are or who reasonably were expected to create any Intellectual Property have executed written instruments with SSMP that assign to SSMP all rights, title and interest in and to any and all (i) inventions, improvements, discoveries, writings and other works of authorship, and information relating to SSMP’s business or any of the products or services being researched, developed, manufactured or sold by SSMP or that may be used with any such products or services and (ii) Intellectual Property relating thereto.

(h)           To the Knowledge of SSMP, (i) there is no, nor has there been any, infringement or violation by any person or entity of any SSMP Intellectual Property or the rights of SSMP therein or thereto and (ii) there is no, nor has there been any, misappropriation by any person or entity of any SSMP Intellectual Property or the subject matter thereof.

(i)            SSMP has taken reasonable security measures to protect the secrecy and confidentiality of all Trade Secrets owned by SSMP or used or held for use by SSMP (the “SSMP Trade Secrets”), including, without limitation, requiring each employee and consultant of SSMP and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to SSMP, and, to the Knowledge of SSMP, there has not been any breach by any party to such confidentiality agreements.

(j)            Following the Effective Time, the Surviving Corporation will have the same rights and privileges in SSMP Intellectual Property as SSMP had in SSMP Intellectual Property immediately prior to the Effective Time.

(k)           SSMP has at all times complied in all material respects with all applicable Laws, contractual obligations, requirements of self-regulatory organizations binding upon SSMP, consumer-facing statements of SSMP in any marketing or promotional materials and each Privacy Policy relating to (i) the privacy of users of SSMP Products or internet websites, mobile applications and online services owned, maintained or operated by or on behalf of SSMP (“SSMP Sites”), (ii) the past and present collection, use, storage, transfer, retention, dissemination, disposal and any other processing of any Personally Identifiable Information and SSMP Customer Data collected or used by SSMP in any manner or maintained by third Persons having authorized access to such information, or (3) the transmission of unsolicited communications (collectively, the “SSMP Privacy and Security Requirements”). SSMP has not received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any SSMP Privacy and Security Requirements. There have been no written complaints or notices delivered to SSMP at any time alleging or providing notice of a violation of any SSMP Privacy and Security Requirement. All electronic addresses acquired, maintained, updated (including operationalizing opt-out requests) and stored by or on behalf of SSMP, and all electronic messages sent and/or delivered by or on behalf of SSMP, have been acquired, maintained, updated, stored, sent and/or delivered, as may be required by and in accordance in all material respects with all applicable Laws, including but not limited to all Laws relating to the delivering, sending, sharing or transmitting of electronic or telephonic messages, and/or using electronic addresses. Prior to the installation of any computer program (including without limitation computer programs that have been caused to be installed by SSMP) on a third party’s computer system or device, and prior to any electronic message being sent from such computer system or device, requisite consent to the installation of such computer program and all transmissions of electronic messages has been obtained from the owner or authorized user of such computer system or device.

(l)            SSMP has at all times taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) consistent in all material respects with requirements of applicable Laws or contractual obligations to protect the confidentiality, availability, security and integrity of the data and information technology assets of SSMP and all Personally Identifiable Information and Company Customer Data within the control of SSMP (collectively, the “SSMP Data”). Such steps and procedures comply in all material respects with all SSMP Privacy and Security Requirements and all applicable Laws relating to the security of SSMP Data. This includes, but is not limited to, SSMP having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security designed to preserve and protect the confidentiality, availability, security, and integrity of all SSMP Data (including such measures designed to protect the foregoing from infection by any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or malicious code, access by unauthorized Persons or access by authorized Persons that exceeds the Person’s authorization). There is no, nor has there ever been, any complaint to, or to the Knowledge of SSMP, any audit, proceeding or investigation (formal or informal), or any claim against, SSMP or its end-users or customers, initiated by a private Person or any Governmental Authority with respect to the security, confidentiality, transmission, availability, or integrity of any SSMP Data. To the Knowledge of SSMP, there has been no material unauthorized access to or acquisition of SSMP Data or SSMP Intellectual Property.

3.10        Material Contracts. Section 3.10 of the SSMP Disclosure Schedule is a correct and complete list, as of the date hereof, of each Contract to which SSMP is a party or by which it is bound (such Contracts, together with the SSMP Contracts listed the SSMP SEC Reports and in Section 3.14 and Section 3.15 of the SSMP Disclosure Schedule, the “SSMP Material Contracts”):

(a)           that constitutes an SSMP Lease or SSMP Ancillary Lease Document;

(b)           for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by SSMP of, or pursuant to which in the last year SSMP paid, in the aggregate, $10,000 or more;

(c)           for the sale of materials, supplies, goods, services, equipment or other assets for annual payments to SSMP of, or pursuant to which in the last year the received, in the aggregate, $10,000 or more;

(d)           that relates to any partnership, joint venture, strategic alliance or other similar Contract;

(e)           relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $10,000 in the aggregate;

(f)            that contains severance or change-in-control liabilities or obligations;

(g)           which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of SSMP or, following the consummation of the Contemplated Transactions, the business and operations of the Surviving Corporation, SSMP or any Affiliate of SSMP, is or would be conducted, or (ii) the scope of the business and operations of SSMP or any of its Affiliates;

(h)           in respect of any SSMP Intellectual Property that provides for annual payments of, or pursuant to which in the last year the Company paid or received, in the aggregate, $10,000 or more;

(i)            containing any royalty, dividend or similar arrangement based on the revenues or profits of SSMP;

(j)            with any Governmental Authority;

(k)           any Contract with (a) an executive officer or director of SSMP or any of such executive officer’s or director’s immediate family members, (b) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of SSMP or (c) to the Knowledge of SSMP, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than SSMP);

(l)            any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;

(m)          relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of SSMP or for the grant to any Person of any preferential rights to purchase any of its assets, other than in the Ordinary Course of Business; or

(n)           any other agreement (or group of related agreements) the performance of which requires aggregate payments to or from SSMP in excess of $10,000 or is otherwise material to the operation of SSMP’s business.

SSMP has delivered or made available to SSMP accurate and complete copies of all written SSMP Material Contracts, including all amendments thereto, together with written summaries of each oral SSMP Material Contract. Except as set forth on Section 3.10(o) of the SSMP Disclosure Schedule, neither SSMP nor, to the Knowledge of SSMP, any other party to a SSMP Material Contract, has materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such SSMP Material Contract. Each SSMP Material Contract is valid, binding, enforceable and in full force and effect, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company or the Surviving Corporation to any Person under any SSMP Material Contract or give any Person the right to terminate or alter the provisions of any SSMP Material Contract. No Person is renegotiating any material amount paid or payable to the Company under any SSMP Material Contract or any other material term or provision of any SSMP Material Contract.

3.11        Absence of Undisclosed Liabilities. SSMP does not have any material liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities reflected on the SSMP SEC Reports; (b) normal and recurring current Liabilities that have been incurred by SSMP since the date of the SSMP SEC Reports in the Ordinary Course of Business (other than for breach of Law); (c) Liabilities for performance of obligations of SSMP under SSMP Contracts (other than for breach thereof); and (d) Liabilities incurred in connection with the Contemplated Transactions.

3.12        Compliance with Laws; Regulatory Compliance.

(a)           SSMP is in compliance with all Laws or Orders, except where any such failure to be in compliance would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted. No investigation, inquiry, proceeding or similar action by any Governmental Authority with respect to SSMP is pending or, to the Knowledge of SSMP, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same which, in each case, would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted.

(b)           Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, (i) SSMP and its employees and agents hold all permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and approvals from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of SSMP Products (any such Governmental Authority, a “SSMP Regulatory Agency”) necessary for the lawful operating of the business of SSMP as currently conducted (the “SSMP Permits”), including all authorizations required under the FDCA, and the regulations of the FDA promulgated thereunder, and the PHSA, and the regulations of the FDA promulgated thereunder (it is acknowledged that any SSMP Product that is not a marketed product or has not received marketing approval will require further permits, licenses, variances, registrations, authorizations, exemptions, Orders, consents and/or approvals before such SSMP Product may be marketed), (ii) all such SSMP Permits are valid, and in full force and effect, (iii) since January 1, 2020, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any SSMP Permit, and (iv) SSMP is in compliance with the terms of all SSMP Permits, and no event has occurred that, to the Knowledge of SSMP, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any SSMP Permit.

(c)           Neither SSMP nor, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives, has (i) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other SSMP Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto or (ii) engaged in any activity prohibited under U.S. federal or state criminal or civil health care Laws (including without limitation the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), False Claims Act (31 U.S.C. §§ 3729 et seq.), Health Insurance Portability and Accountability Act (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical Health Act of 2009, the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the FDCA, the PHSA and any comparable state or foreign Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of SSMP, threatened against SSMP that relates to an alleged violation of any Health Care Law. Neither SSMP nor, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which SSMP is or, to the Knowledge of SSMP, any of its directors, officers, employees, agents or Representatives are, bound or which relate to SSMP Products.

(d)           SSMP is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other SSMP Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of SSMP Products. All required pre-clinical studies conducted by or, to the Knowledge of SSMP, on behalf of SSMP and Company-sponsored clinical trials (or clinical trials sponsored by SSMP) conducted or, to the Knowledge of SSMP, being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211, and 312. SSMP has been provided with the opportunity to inspect the results of any such studies, tests and trials and all material information related thereto. Each clinical trial conducted by or, to the Knowledge of SSMP, on behalf of SSMP with respect to SSMP Products has been conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including FDCA and the regulations of the FDA promulgated thereunder, including, but not limited to, 21 C.F.R. Parts 50, 54, 56, 58, 210, 211 and 312. SSMP has filed all required notices of adverse experiences, injuries or deaths relating to clinical trials conducted by or on behalf of SSMP with respect to such SSMP Products.

(e)           All applications, submissions, information and data utilized by SSMP as the basis for, or submitted by or on behalf of SSMP in connection with, any and all requests for a SSMP Permit relating to SSMP, when submitted to the FDA or other SSMP Regulatory Agency, were true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other SSMP Regulatory Agency.

(f)            Neither SSMP nor, to the Knowledge of SSMP, any of its Representatives, licensors, licensees, assignors or assignees has received any written notice that the FDA or any other SSMP Regulatory Agency has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any investigational new drug application sponsored by SSMP or otherwise restrict the pre-clinical research or clinical study of any SSMP Product being developed by any licensee or assignee of SSMP Intellectual Property based on such intellectual property, or to recall, suspend or otherwise materially restrict the development or manufacture of any SSMP Product. SSMP is not in receipt of written notice of, and is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any SSMP Products. To the Knowledge of SSMP, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(g)           SSMP has been provided with the opportunity to inspect true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other SSMP Regulatory Agency, including documents that indicate or suggest lack of compliance with the Laws of the FDA or other SSMP Regulatory Agency. SSMP has been provided with the opportunity to inspect all correspondence to or from the FDA or other SSMP Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other SSMP Regulatory Agency, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA or other SSMP Regulatory Agency, or prepared by the FDA or other SSMP Regulatory Agency or which bear in any way on the compliance by SSMP with the Laws of the FDA or any other SSMP Regulatory Agency, or on the likelihood or timing of approval of any SSMP Products.

3.13        Taxes and Tax Returns.

(a)           Each material Tax Return required to be filed by, or on behalf of, SSMP has been timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects.

(b)           SSMP (i) has paid (or has had paid on its behalf) all material Taxes due and owing, whether or not shown as due on any Tax Return, except to the extent that any such Taxes are being contested in good faith and for which adequate reserves have been made, and (ii) has withheld and remitted to the appropriate Taxing Authority, or properly set aside, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, stockholder, partner, member or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           The unpaid Taxes of SSMP (i) did not, as of December 31, 2020, exceed the aggregate reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of balance sheet in the SSMP SEC Reports (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SSMP in filing their Tax Returns.

(d)           Section 3.13(d) of the SSMP Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed with respect to SSMP for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. SSMP has delivered to the Company correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by SSMP for all taxable periods ending prior to the Closing Date that are still open to examination under all applicable statutes of limitations.

(e)           There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SSMP.

(f)            SSMP is not currently the beneficiary of any extension of time within which to file any material Tax Return or with respect to any material Tax assessment or deficiency.

(g)           SSMP has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of the period for assessment or collection of any Taxes.

(h)           There is no material Tax claim, audit, suit, or administrative or judicial Tax proceeding now pending or presently in progress or threatened in writing with respect to a material Tax Return of SSMP.

(i)            SSMP has not received notice in writing of any proposed material deficiencies from any Taxing Authority.

(j)            SSMP has not distributed stock of a corporation, and has not had its stock distributed, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)           SSMP is not a party to and does not have any obligation under any Tax sharing agreement (whether written or not) or any Tax indemnity or other Tax allocation agreement or arrangement (other than any such agreement entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes).

(l)            SSMP (A) is not and never has been a member of a group of corporations that files or has filed (or has been required to file) consolidated, combined, or unitary Tax Returns and (B) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)          The taxable year of SSMP for all income Tax purposes is the fiscal year ended December 31, and SSMP uses the accrual method of accounting for income Tax purposes.

(n)           SSMP has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)           SSMP has not participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4 (or any predecessor provision).

(p)           No written claim has been made by any Taxing Authority that SSMP is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns, which would reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted.

(q)           SSMP will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing Date; (v) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or (vi) any similar election, action, or agreement that would have the effect of deferring any Liability for income Taxes of SSMP from any taxable period ending on or before the Closing Date to any taxable period ending after such period.

3.14        Employee Benefit Programs.

(a)           Section 3.14(a) of SSMP Disclosure Schedule sets forth a list of every Employee Program maintained by SSMP (the “SSMP Employee Programs”). Except as set forth on Section 3.14(a) of the SSMP Disclosure Schedule, SSMP has not made a commitment or promise to any employee to amend any SSMP Employee Program or adopt a new plan, program or arrangement that upon adoption would be an SSMP Employee Plan.

(b)           Each SSMP Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such SSMP Employee Program for any period for which such SSMP Employee Program would not otherwise be covered by an IRS determination. To the Knowledge of SSMP, no event or omission has occurred that would reasonably be expected to cause any SSMP Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)).

(c)           SSMP does not know, nor should it reasonably know, of any material failure of any party to comply with any Laws applicable with respect to SSMP Employee Programs. Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, with respect to any SSMP Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable Laws, or any agreement, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of SSMP, threatened with respect to any such SSMP Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Laws), including but not limited to, payments to remediate any nondiscrimination or operational errors, with respect to all SSMP Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued.

(d)           No SSMP Employee Program is subject to Title IV of ERISA and/or Code Section 412, including a Multiemployer Plan and SSMP does not have any liability for any Employee Program maintained, contributed to, or required to be contributed to by an ERISA Affiliate that is subject to Title IV of ERISA. None of SSMP Employee Programs provides medical, dental, vision, disability or life insurance benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws (whether or not SSMP subsidizes the premiums for such legally-required coverage) or to which the former employee pays all required premiums).

(e)           Except as set forth on Section 3.14(e) of SSMP Disclosure Schedule, SSMP is not a party to any written (i) agreement with any stockholder, director, or employee of SSMP (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SSMP of the nature of any of the Contemplated Transactions, (B) providing any guaranteed period of employment or compensation guarantee, or (C) providing severance benefits after the termination of employment of such director or employee; or (ii) agreement or plan binding SSMP, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

(f)            There is no contract, agreement, plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has SSMP made any such payment, and the consummation of the Contemplated Transactions shall not obligate SSMP or any other entity to make any parachute payment that would be subject to Section 280G of the Code.

(g)           Each SSMP Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code in all material respects. No SSMP Stock Option granted under the SSMP Stock Option Plan has an exercise price that was less than the fair market value of the underlying stock as of the date the option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(h)           Each SSMP Employee Program that is required to be registered or approved by a Governmental Authority has been registered with, or approved by, and has been maintained in good standing with such Governmental Authority. No SSMP Employee Program is subject to the laws or regulations of any foreign jurisdiction.

(i)            All amounts required to be reserved under each unfunded SSMP Employee Program have been so reserved in accordance with reasonable accounting practices prevailing in the country where such SSMP Employee Program is maintained.

(j)            Neither SSMP nor any ERISA Affiliate currently participate or have ever participated in or had an obligation to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA or a voluntary employees beneficiary association, as defined in Section 501(c)(9) of the Code.

(k)           For purposes of this Section 3.14: (i) an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers or has covered employees of such entity (or their spouses, dependents, or beneficiaries); and (ii) an entity is an “ERISA Affiliate” of SSMP if it would have ever been considered a single employer with SSMP under ERISA Section 4001(b) or part of the same “controlled group” as SSMP for purposes of ERISA Section 302(d)(3).

3.15        Labor and Employment Matters.

(a)           SSMP is not a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of SSMP, SSMP is not subject to, and during the past three (3) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, nor is there pending or threatened any labor strike or lockout involving SSMP.

(b)           Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted, (i) SSMP is in compliance with all applicable Laws respecting labor, employment, fair employment practices, discrimination, employee whistleblowing, retaliation, classification of employees and independent contractors, immigration, equal employment opportunity, human rights, work safety and health, terms and conditions of employment, and wages and hours, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, and all similar Laws, and the related rules and regulations adopted by the federal, state, and local agencies responsible for the administration of such Laws, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages; (ii) SSMP is not delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of SSMP’s business, including persons classified by SSMP as other than an employee or compensated other than through wages paid by SSMP through their respective payroll departments (“SSMP Contingent Workers”), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or SSMP Contingent Workers; (iii) there are no grievances, claims, complaints, petitions, or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Knowledge of SSMP, threatened against SSMP in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure; (iv) none of the employment policies or practices of SSMP is currently being audited or investigated, or to the Knowledge of SSMP, subject to imminent audit or investigation by any Governmental Authority; (v) SSMP is not, nor within the last three (3) years has it been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) SSMP is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and any similar Laws regarding employment of workers who are not citizens of the country in which services are performed, and to the knowledge of the Company, is otherwise in compliance with all Laws governing its employees’ right to work and has not in the past three (3) years received any correspondence from the Social Security Administration advising of a “no-match” between an employee’s name and social security number with respect to any Employee; (vii) except as set forth on Section 3.15(b)(vii) of SSMP Disclosure Schedule, all employees of SSMP are employed at-will and no such employees are subject to any contract with SSMP or any policy or practice of SSMP providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by SSMP; (viii) to the extent that any SSMP Contingent Workers are employed, SSMP has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (ix) within the past three (3) years, SSMP has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of SSMP or one or more facilities or operating units within any site of employment or facility of SSMP, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to SSMP; (x) SSMP has properly classified its employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, its state law equivalents, and all other relevant Laws; (xi) there are no pending or, to the Knowledge of SSMP, threatened or reasonably anticipated claims, actions or inspection orders or audits against SSMP under any workers’ compensation policy or long-term disability policy, or related to social security, unemployment, or occupational safety and health; and (xii) to the knowledge of the Company, no employee of the Company is in any material respect in violation of any term of any employment agreement, offer letter, nondisclosure agreement, severance agreement, common law nondisclosure obligation, fiduciary duty, non-competition and/or non-solicitation agreement, or assignment of invention covenant to the Company.

3.16        Environmental Matters. Except as would not reasonably be expected to result in material Liability to SSMP or otherwise materially interfere with the conduct of the business of SSMP in substantially the manner currently conducted:

(a)           SSMP is in compliance with all Environmental Laws applicable to its operations and use of SSMP Leased Real Property;

(b)           SSMP has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by SSMP at or on SSMP Leased Real Property that requires reporting, investigation or remediation by SSMP pursuant to any Environmental Law;

(c)           SSMP has not (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of SSMP, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and

(d)           to the Knowledge of SSMP, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on SSMP Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by SSMP pursuant to any Environmental Law.

3.17        Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of SSMP from any Governmental Authority, and, to the Knowledge of SSMP, no basis exists for any Governmental Authority to seek payment or repayment from SSMP of any amount or benefit received, or to seek performance of any obligation of SSMP, under any such program.

3.18        Legal Proceedings; Orders.

(a)           Except as set forth in Section 3.18 of SSMP Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of SSMP, no Person has threatened in writing to commence any Legal Proceeding, in each case (i) that involves SSMP, any of its directors or officers (in his or her capacity as such) or any of the material assets owned by SSMP; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. With regard to any Legal Proceeding set forth on Section 3.18 of the SSMP Disclosure Schedule, SSMP has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. SSMP has an insurance policy or policies that are expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)           There is no order, writ, injunction, judgment or decree to which SSMP, or any of the material assets owned or used by SSMP, is subject. To the Knowledge of SSMP, no officer or other key employee of SSMP is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to SSMP’s business or to any material assets owned or used by SSMP.

3.19        Illegal Payments. Neither SSMP nor, to the Knowledge of SSMP, any of its officers or directors acting on behalf of SSMP, have taken or failed to take any action which would constitute a material violation of the Foreign Corrupt Practices Act of 1977, the U.K. Anti-Bribery Act of 2010, or any similar anti-bribery or anti-corruption Law of any similar Law of any other jurisdiction, in each case as amended, or any rules or regulations thereunder. Neither SSMP nor, to the Knowledge of SSMP, any third party acting on behalf of SSMP, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist SSMP or any other Person in obtaining or retaining business for or with, or directing business to, SSMP.

3.20        Trade Controls.

(a)           SSMP is, and during the preceding five (5) years have been, in material compliance with (i) all applicable sanctions Laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) any laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customers and Border Protection, (iii) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State and (iv) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury (“Trade Laws”).

(b)           Neither SSMP nor any of its directors, officers, managers or employees, or any person acting for or at the direction or on behalf of any of them, has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Denied Persons List, the U.S. Department of Commerce’s Entity List and the Debarred List maintained by the U.S. Department of State (each, a “Restricted Party List”).

(c)           SSMP has not participated in any transaction in the last five (5) years involving, directly or indirectly, (i) any country against which the United States maintains or has maintained comprehensive economic sanctions or embargoes under Trade Laws, (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authorities of such countries, (iii) nationals of such countries or (iv) any organization, entity or individual appearing on any Restricted Party List at the time of such transaction.

(d)           Without limiting the foregoing, SSMP has not submitted any disclosures or received any written notice that it is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of Trade Laws.

3.21        Insurance. SSMP has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of SSMP and Merger Sub. Each of such insurance policies is in full force and effect and SSMP and Merger Sub are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither SSMP nor Merger Sub has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of SSMP or Merger Sub. All information provided to insurance carriers (in applications and otherwise) on behalf of SSMP and Merger Sub was, as of the date of such provision, materially accurate and complete. SSMP and Merger Sub have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against SSMP or Merger Sub, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed SSMP or Merger Sub of its intent to do so.

3.22        Books and Records. Each of the minute and record books of SSMP and Merger Sub contains materially complete and accurate minutes of all meetings of, and copies of all bylaws and resolutions passed by, or consented to in writing by, the directors (and any committees thereof) and stockholders of SSMP and Merger Sub, as applicable, since January 1, 2017 and which are required to be maintained in such books under applicable Laws. All such meetings were duly called and held and all such bylaws and resolutions were duly passed or enacted. Each of the stock certificate books, registers of stockholders and other corporate registers of SSMP and Merger Sub comply in all material respects with the provisions of all applicable Laws and are complete and accurate in all material respects.

3.23        Vote Required. The affirmative vote of the holders of a majority of the shares of outstanding SSMP Common Stock having voting power is the only vote of the holders of any class or series of SSMP’s capital stock necessary to approve the SSMP Stockholder Proposals (the “SSMP Stockholder Approval”).

3.24        No Financial Advisor. Except as set forth on Section 3.24 of the SSMP Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of SSMP or Merger Sub.

3.25        Disclosure; SSMP Information. The information relating to SSMP or Merger Sub to be contained in the Registration Statement will not, on the date the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The information relating to SSMP or Merger Sub to be contained in the Proxy Statement will not, on the date the Proxy Statement is first mailed to SSMP Stockholders or at the time of the SSMP Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SSMP or Merger Sub with respect to the information that has been or will be supplied by or on behalf of the Company or any of their respective Representatives for inclusion in the Proxy Statement.

Section 4.              CERTAIN COVENANTS OF THE PARTIES

4.1          Access and Investigation.

(a)           Subject to the terms and conditions of this Section 4.1, during the period commencing on the date hereof and continuing until 11:59 P.M. Eastern Time on the date that is thirty (30) days following the date hereof (such period, the “Due Diligence Period”), (i) the Company and its Representatives shall be permitted to perform a due diligence review of SSMP, its Subsidiaries, and the SSMP Business and to conduct such inspections, examinations, assessments, analyses, and other investigations in connection therewith as the Company shall deem necessary or advisable and (ii) SSMP and its Representatives shall be permitted to perform a due diligence review of the Company and the Company Business and to conduct such inspections, examinations, assessments, analyses, and other investigations in connection therewith as SSMP shall deem necessary or advisable. Each of the Company and SSMP shall cooperate reasonably with such due diligence investigations and shall make available copies of any documents, books, records or information reasonably requested by the other Party during such Due Diligence Period.

(b)           Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (x) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (y) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries, as the other Party may reasonably request; and (z) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of, upon request:

(i)             the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)            all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)           any written materials or communications sent by or on behalf of a Party to all of its stockholders;

(iv)           any material notice, document or other communication sent by or on behalf of a Party to any party to any Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable, or sent to a Party by any party to any such Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Company Material Contract or material Contract to which SSMP or Merger Sub is party, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)            any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi)           any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)          any material notice, report or other document received by a Party from any Governmental Authority.

(c)           Notwithstanding the foregoing, any Party may restrict the foregoing access (i) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access or (ii) to the extent that such Party reasonably believes that allowing such access or furnishing such information would otherwise result in the disclosure of any trade secrets of third parties or violate any obligations existing on the date hereof with respect to confidentiality to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof.

(d)           As soon as reasonably practicable after the date hereof, but not later than March 31, 2022, the Company shall deliver to SSMP (i) the audited balance sheet of the Company for the years ended December 31, 2021 and December 31, 2020 and the related audited statements of operations, cash flows and stockholders’ equity of the Company for the years-then ended and (ii) any other audited or unaudited balance sheets and the related audited or unaudited statements of operations, cash flows and stockholders’ equity of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that are required to be included in the Registration Statement (collectively, the “Required Financial Statements”).

(e)           The Parties acknowledge that, in the interest of time, this Agreement has been executed and delivered by the Parties on the date hereof prior to completion of the Company Disclosure Schedule and the SSMP Disclosure Schedule. Following the date hereof, the Parties shall negotiate in good faith and use best efforts to mutually agree upon a final version of the Company Disclosure Schedule and the SSMP Disclosure Schedule as promptly as practicable (and in any event prior to the expiration of the Due Diligence Period). Upon reaching mutual agreement on the Company Disclosure Schedule and the SSMP Disclosure Schedule, such schedules shall be attached to this Agreement and treated for all purposes hereunder as if such schedules had been attached to this Agreement and delivered on the date hereof. For the avoidance of doubt, no Party shall be deemed to be in breach of its representations and warranties set forth herein, or in breach of its covenants set forth in Section 4.2(a), Section 4.3(a), and/or Section 4.4, as applicable, from the date hereof until the earlier to occur of mutual agreement on the Company Disclosure Schedule and the SSMP Disclosure Schedule or the expiration of the Due Diligence Period.

(f)            Each of the Company and SSMP shall have the right, exercisable in its sole discretion by providing written notice to the other at any time prior to the expiration of the Due Diligence Period, to terminate this Agreement in the event that (i) its due diligence review of the other Party is determined not to be reasonably satisfactory or (ii) the Parties are unable to reach mutual agreement on the Company Disclosure Schedule and/or SSMP Disclosure Schedule. Failure by a Party to deliver such a notice prior to the expiration of the Due Diligence Period shall be deemed to be an irrevocable waiver by such Party of its right to terminate this Agreement pursuant to this Section 4.1(f).

4.2          Operation of SSMP’s Business.

(a)           Except as set forth on Section 4.2 of the SSMP Disclosure Schedule or in connection with the consummation of the Contemplated Transactions, during the Pre-Closing Period (i) SSMP and Merger Sub shall conduct their respective businesses in the Ordinary Course of Business and in compliance with all applicable Laws (including keeping current and timely filing all reports required to be filed or furnished with the SEC) and the requirements of all Contracts that constitute material Contracts of SSMP and Merger Sub; provided that during any period of full or partial suspension of operations related to COVID-19, SSMP and Merger Sub may take such actions as are reasonably necessary (A) to protect the health and safety of SSMP’s employees and other individuals having business dealings with SSMP and/or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken), to the extent reasonable and prudent from a business perspective at the time of the taking or omission of such actions, shall be deemed to be taken in the “Ordinary Course of Business” and not be considered a breach of this Section 4.2; provided, further, that following any such suspension, to the extent that SSMP or Merger Sub took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19), SSMP and Merger Sub shall use commercially reasonable efforts to resume conducting their respective businesses in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19) in all material respects as soon as reasonably practicable, (ii) SSMP and Merger Sub shall use commercially reasonable efforts to preserve intact their respective current business organization, keep available the services of their respective current key employees, officers and other employees and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with SSMP and Merger Sub, and (iii) SSMP shall promptly notify the Company of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding against, relating to, involving or otherwise affecting SSMP or Merger Sub that is commenced, or, to the Knowledge of SSMP, threatened in writing against, SSMP or Merger Sub after the date of this Agreement.

(b)               During the Pre-Closing Period, SSMP shall promptly notify the Company in writing, by delivery of an updated SSMP Disclosure Schedule, of (i) the discovery by SSMP or Merger Sub of any event, condition, fact or circumstance (whether occurring or existing on or prior to, or arising or existing after, the date of this Agreement) that caused or constitutes a SSMP Material Adverse Effect, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by SSMP or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of SSMP or Merger Sub, and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of SSMP contained in this Agreement or the SSMP Disclosure Schedule for purposes of Section 6 or Section 8.

4.3              Operation of the Company’s Business.

(a)                Except as set forth on Section 4.3 of the Company Disclosure Schedule or in connection with the consummation of the Contemplated Transactions, during the Pre-Closing Period: (i) the Company shall conduct the business of the Company in the Ordinary Course of Business and in compliance with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts; provided that during any period of full or partial suspension of operations related to COVID-19, the Company may take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and/or (B) to respond to third-party supply or service disruptions caused by COVID-19, including, but not limited to the COVID-19 Measures, and any such actions taken (or not taken), to the extent reasonable and prudent from a business perspective at the time of the taking or omission of such actions, shall be deemed to be taken in the “Ordinary Course of Business” and not be considered a breach of this Section 4.3; provided, further, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19), the Company shall use commercially reasonable efforts to resume conducting their respective businesses in the Ordinary Course of Business (not taking into account recent past practice in light of COVID-19) in all material respects as soon as reasonably practicable, (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company, and (iii) the Company shall promptly notify SSMP of (A) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company after the date of this Agreement.

(b)          During the Pre-Closing Period, the Company shall promptly notify SSMP in writing, by delivery of an updated Company Disclosure Schedule, of (i) the discovery by the Company of any event, condition, fact or circumstance (whether occurring or existing on or prior to, or arising or existing after, the date of this Agreement) that caused or constitutes a Company Material Adverse Effect, (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) any material breach of any covenant or obligation of the Company, and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 impossible or materially less likely. No notification given to SSMP pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7 or Section 8.

4.4         Negative Obligations.

(a)          Except (x) as expressly required by this Agreement and contemplated by the Contemplated Transactions, (y) as set forth in Section 4.4(a) of the SSMP Disclosure Schedule or (z) with the prior written consent of the Company, at all times during the Pre-Closing Period, neither SSMP nor Merger Sub shall do any of the following:

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of SSMP Common Stock from terminated employees of SSMP);

(ii)            amend the certificate of incorporation, bylaws or other charter or organizational documents of SSMP or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)           except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(iii) of the SSMP Disclosure Schedule, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (A) any capital stock or other security (except for SSMP Common Stock issued upon the valid exercise of outstanding SSMP Stock Options), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any instrument convertible into, or exercisable or exchangeable for, any capital stock or other security;

(iv)           form any new Subsidiary (other than the Merger Sub pursuant to the Formation) or acquire any equity interest or other interest in any other Person;

(v)            other than in the Ordinary Course of Business, lend money to any Person, incur or guarantee any Indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other Person, except for (A) advances to employees or officers of SSMP for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of SSMP in the Ordinary Course of Business;

(vi)           other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Employee Program, (B) cause or permit any Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the Ordinary Course of Business consistent with past practice);

(vii)          (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes, (F) enter into any closing agreement with respect to any material Tax Liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a refund of a material amount of Taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii)         commence a Legal Proceeding other than (A) for routine collection of bills, (B) in such cases as SSMP in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of SSMP’s and/or Merger Sub’s business or (C) for a breach of this Agreement;

(ix)           settle any pending or threatened Legal Proceeding if (A) such settlement includes an agreement to accept or concede injunctive relief or (B) such Legal Proceeding involves a Governmental Authority or alleged criminal wrongdoing;

(x)            make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of SSMP and Merger Sub, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(xi)           fail to make any material payment with respect to any accounts payable or Indebtedness of SSMP or Merger Sub in a timely manner in accordance with the terms thereof and consistent with past practices;

(xii)          voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to SSMP and Merger Sub, any insurance policy maintained with respect to SSMP and Merger Sub and their respective assets and properties;

(xiii)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xiv)         agree to take, take or permit any Subsidiary of SSMP to take or agree to take, any of the actions specified in clauses (i) through (ix) of this Section 4.4(a).

(b)          Except (x) as expressly required by this Agreement or contemplated by the Contemplated Transactions, (y) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (z) with the prior written consent of SSMP, at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company), other than in connection with a net-cash settlement of any Company Options or Company Warrants;

(ii)            amend or terminate the Company Charter, Company Bylaws, Stockholders’ Agreements, or other organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)           except for contractual commitments in place at the time of this Agreement and disclosed in this Agreement or in Section 4.4(b)(iii) of the Company Disclosure Schedule, sell, issue or grant, or authorize the issuance of (or make any commitments to do any of the foregoing) (i) any capital stock or other security (except for Company Capital Stock issued upon the valid exercise or conversion of outstanding Company Stock Options or Company Warrants), (ii) any option, warrant or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)           form any Subsidiary or acquire any equity interest or other interest in any other Person;

(v)            other than in the Ordinary Course of Business, lend money to any Person, incur or guarantee any Indebtedness for borrowed money, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or guarantee any debt securities or indebtedness of any other Person, except for (A) advances to employees or officers of the Company for expenses not to exceed $10,000 individually or $100,000 in the aggregate and (B) trade credit extended to customers of the Company in the Ordinary Course of Business;

(vi)           other than in the Ordinary Course of Business, (A) adopt, establish or enter into any Company Employee Program, (B) cause or permit any Company Employee Program to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by SSMP, or (C) grant, make or pay any severance, bonus or profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants (other than in the Ordinary Course of Business consistent with past practice);

(vii)         other than necessary for the preparation of the Required Financial Statements, (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business and the primary purpose of which does not relate to Taxes, (F) enter into any closing agreement with respect to any material Tax Liability, (G) settle or compromise any claim, notice, audit report or assessment in respect of any material Tax Liability, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a refund of a material amount of Taxes, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(viii)        amend or terminate any Company Material Contract, or enter into any Contract that would have been a Company Material Contract if it had been in effect as of the date of this Agreement, other than in the Ordinary Course of Business;

(ix)           acquire any material asset or property, sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(x)            commence a Legal Proceeding other than (A) for routine collection of bills, (B) in such cases as the Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of the Company’s business or (C) for a breach of this Agreement;

(xi)           make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company, other than as may be required by applicable Law, GAAP or regulatory guidelines and for the preparation of the Required Financial Statements;

(xii)          fail to make any material payment with respect to any of the accounts payable or Indebtedness of the Company in a timely manner in accordance with the terms thereof and consistent with past practices;

(xiii)         voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company, any insurance policy maintained with respect to the Company and its assets and properties;

(xiv)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xv)          agree to take or take any of the actions specified in clauses (i) through (xi) of this Section 4.4(b).

4.5          Non-Solicitation.

(a)           No Solicitation by the Company.

(i)             Except as permitted by this Section 4.5(a), during the Pre-Closing Period, without the prior written consent of SSMP, the Company shall not, and shall cause its Representatives not to, shall directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a Company Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Company Acquisition Proposal, (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Contemplated Transactions or (D) resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the approval of this Agreement by the Company Stockholders pursuant to the Company Stockholder Written Consent, the Company may take the following actions in response to an unsolicited bona fide written Company Acquisition Proposal received after the date hereof that the Board of Directors of Company has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a Company Superior Offer: (1) furnish nonpublic information regarding the Company to the third party making the Company Acquisition Proposal (a “Company Qualified Bidder”) and (2) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to such Company Acquisition Proposal; provided that (w) the Company receives from the Company Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to SSMP for informational purposes only), (x) the Company contemporaneously supplies to SSMP any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to SSMP, (y) neither the Company nor any of its Representatives shall have breached this Section 4.5, and (z) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of the Company under applicable Laws. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.5(a)(i) by the Company.

(ii)          For purposes of this Agreement:

(A)          “Company Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving the Company, including any such transaction the primary purpose of which is to facilitate the Company’s acquisition of a public listing or cause the Company to become a publicly traded company (or a subsidiary of a publicly traded company), (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of the Company taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of the Company (including securities of the Company currently beneficially owned by such Person); provided, however, that the term “Company Acquisition Proposal” shall not include the Merger, the other transactions contemplated by this Agreement or any revised proposal from the Company or its Affiliates; and

(B)           “Company Superior Offer” shall mean an unsolicited bona fide Company Acquisition Proposal (with all references to “fifty percent (50%)” in the definition of Company Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such Company Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the Company Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by SSMP in response to such Company Superior Offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (4) includes termination rights exercisable by the Company on terms no less favorable to the Company than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)           Except as provided in Section 4.5(a)(iv), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to SSMP, the Company Board Recommendation, (B) knowingly make any public statement inconsistent with such recommendation, (C) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Company Acquisition Proposal, or (D) fail to reaffirm the Company Board Recommendation or state publicly that the Merger and this Agreement are in the best interests of the Company Stockholders within five (5) Business Days after SSMP requests in writing that such action be taken (any action described in this sentence being referred to as a “Company Change of Recommendation”).

(iv)           Notwithstanding the foregoing, if at any time prior to the approval of this Agreement by the Company Stockholders pursuant to the Company Stockholder Written Consent, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that a Company Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon receipt of a Company Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Company Superior Offer, the Board of Directors of the Company may (A) effect a Company Change of Recommendation and/or (B) enter into a definitive agreement with respect to such Company Superior Offer and terminate this Agreement; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless the Company has complied with this Section 4.5; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken if (x) such actions are taken at a time that is after 11:59 pm, New York City time, on the fifth (5th) Business Day following SSMP’s receipt of written notice (a “Company Change of Recommendation Notice”) from the Company that the Board of Directors of the Company and/or a committee thereof is prepared to take such action (which notice will specify the material terms of the applicable Company Acquisition Proposal), (y) at the end of such five (5)-Business Day period, the Board of Directors of the Company and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by SSMP and after consultation with the Company’s outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Offer, and (z) if requested by SSMP during such five (5)-Business Day period, the Company engages in good faith negotiations with SSMP to amend this Agreement in such a manner that the offer that was determined to constitute a Company Superior Offer no longer constitutes a Company Superior Offer. During any such five (5)-Business Day period, SSMP shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal. Any material changes to the financial or other terms of such Company Superior Offer occurring prior to the Board of Directors of the Company effecting a Company Change of Recommendation pursuant to this Section 4.5(a)(iv) shall require the Company to provide to SSMP a new Company Change of Recommendation Notice and comply with the requirements of this Section 4.5(b)(iv) with respect to each such Company Change of Recommendation Notice, except that the references to the “fifth (5th) Business Day” shall be deemed to be the “third (3rd) Business Day.” Any Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the Contemplated Transactions.

(v)            Nothing in this Section 4.5 shall prohibit the Board of Directors of the Company from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, such disclosure would be required to comply with its fiduciary duties under applicable Law; provided that, to the extent permitted by Law, the Company shall provide SSMP with a draft of any such disclosure at least two (2) days in advance of distribution and shall consider in good faith any comments promptly provided by SSMP.

(b)          No Solicitation by SSMP.

(i)             Except as permitted by this Section 4.5(b), during the Pre-Closing Period, without the prior written consent of the Company, SSMP and Merger Sub shall not, and shall cause their respective Representatives not to, directly or indirectly (A) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or would reasonably be expected to lead to, a SSMP Acquisition Proposal, (B) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a SSMP Acquisition Proposal, (C) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a SSMP Acquisition Proposal, or enter into any agreement or agreement in principle requiring SSMP to abandon, terminate or fail to consummate the Contemplated Transactions or (D) resolve, propose or agree to do any of the foregoing (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 4.5 and to limit its conversation or other communication exclusively to such referral); provided, however, that prior to the approval of the SSMP Stockholder Proposals at the SSMP Stockholder Meeting, SSMP may take the following actions in response to an unsolicited bona fide written SSMP Acquisition Proposal received after the date hereof that the Board of Directors of SSMP has determined, in good faith, after consultation with its outside counsel and financial advisors, constitutes, or would reasonably be expected to lead to, a SSMP Superior Offer: (1) furnish nonpublic information regarding SSMP to the third party making the SSMP Acquisition Proposal (a “SSMP Qualified Bidder”); and (2) engage in discussions or negotiations with the SSMP Qualified Bidder and its Representatives with respect to such SSMP Acquisition Proposal; provided that (w) SSMP receives from the SSMP Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to the Company for informational purposes only), (x) SSMP contemporaneously supplies to the Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to the Company, (y) neither SSMP, Merger Sub nor any of their respective Representatives shall have breached this Section 4.5, and (z) the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisors, that taking such actions would be required to comply with the fiduciary duties of the Board of Directors of SSMP under applicable Laws. Without limiting the generality of the foregoing, SSMP acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of SSMP or Merger Sub, whether or not such Representative is purporting to act on behalf of SSMP or Merger Sub, shall be deemed to constitute a breach of this Section 4.5(b)(i) by SSMP.

(ii)           For purposes of this Agreement:

(A)          “SSMP Acquisition Proposal” means any proposal, indication of interest or offer for (i) a merger, tender offer, recapitalization, reorganization, business combination, share exchange, arrangement or consolidation, or any similar transaction involving SSMP or its Subsidiaries, including any such transaction the primary purpose of which is to facilitate the acquisition by the counterparty to the transaction of a public listing or cause such counterparty to become a publicly traded company (or a subsidiary of a publicly traded company), (ii) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of SSMP and its Subsidiaries taken as a whole, in one or a series of related transactions, or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing fifty percent (50%) or more of the voting power of SSMP (including securities of SSMP currently beneficially owned by such Person); provided, however, that the term “SSMP Acquisition Proposal” shall not include the Merger, the other transactions contemplated by this Agreement or any revised proposal from the Company or its Affiliates; and

(B)           “SSMP Superior Offer” shall mean an unsolicited bona fide SSMP Acquisition Proposal (with all references to “fifty percent (50%)” in the definition of SSMP Acquisition Proposal being treated as references to “one hundred percent (100%)” for these purposes) made by a third party that the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account all financial, legal, regulatory, and other aspects of such SSMP Acquisition Proposal (including the financing terms and the ability of such third party to finance such Company Acquisition Proposal), (1) is more favorable from a financial point of view to the SSMP Stockholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such SSMP Superior Offer), (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (3) is reasonably capable of being completed on the terms proposed without unreasonable delay and (4) includes termination rights exercisable by SSMP on terms no less favorable to SSMP than the terms set forth in this Agreement, all from a third party capable of performing such terms.

(iii)           Except as provided in Section 4.5(b)(iv), neither the Board of Directors of SSMP nor any committee of the Board of Directors of SSMP shall (A) fail to make, withhold, withdraw, amend, change or publicly propose to withhold, withdraw, amend or change in a manner adverse to the Company, the SSMP Board Recommendation, (B) knowingly make any public statement inconsistent with such recommendation, (C) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any SSMP Acquisition Proposal, or (D) fail to reaffirm the SSMP Board Recommendation or state publicly that the Merger and this Agreement are in the best interests of the SSMP Stockholders within five (5) Business Days after the Company requests in writing that such action be taken (any action described in this sentence being referred to as a “SSMP Change of Recommendation”).

(iv)           Notwithstanding the foregoing, if at any time prior to the approval of the SSMP Stockholder Proposals at the SSMP Stockholder Meeting, the Board of Directors of SSMP determines in good faith, after consultation with its outside legal counsel and financial advisors, that a SSMP Change of Recommendation is required in order to comply with its fiduciary duties under applicable Laws based upon either an Intervening Event or receipt of a SSMP Acquisition Proposal (not obtained or made as a direct or indirect result of a breach of this Agreement) that the Board of Directors of SSMP determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a SSMP Superior Offer, the Board of Directors of SSMP may (A) effect a SSMP Change of Recommendation and/or (B) enter into a definitive agreement with respect to such SSMP Superior Offer (if applicable) and terminate this Agreement; provided, however that SSMP shall not terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless SSMP has complied with this Section 4.5; provided further, however, that such actions in the foregoing clauses (A) and (B) may only be taken if (x) such actions are taken at a time that is after 11:59 pm, New York City time, on the fifth (5th) Business Day following the Company’s receipt of written notice (a “SSMP Change of Recommendation Notice”) from SSMP that the Board of Directors of SSMP and/or a committee thereof is prepared to take such action (which notice shall include reasonable detail regarding the Intervening Event or the material terms of the applicable SSMP Acquisition Proposal, as applicable), (y) at the end of such five (5)-Business Day period, the Board of Directors of SSMP and/or a committee thereof determines in good faith, after taking into account all amendments or revisions irrevocably committed to by the Company and after consultation with SSMP’s outside legal counsel and financial advisors, that such Intervening Event remains a basis for a SSMP Change of Recommendation or such SSMP Acquisition Proposal remains a SSMP Superior Offer, as applicable, and (z) if requested by SSMP during such five (5)-Business Day period, SSMP engages in good faith negotiations with the Company to amend this Agreement in such a manner that the Intervening Event is no longer a basis for a SSMP Change of Recommendation or the offer that was determined to constitute a SSMP Superior Offer no longer constitutes a SSMP Superior Offer, as applicable. During any such five (5)-Business Day period, the Company shall be entitled to deliver to SSMP one or more counterproposals to such SSMP Acquisition Proposal. Any material changes to the financial or other terms of such SSMP Superior Offer occurring prior to the Board of Directors of SSMP effecting a SSMP Change of Recommendation pursuant to this Section 4.5(b)(iv) shall require SSMP to provide to the Company a new SSMP Change of Recommendation Notice and comply with the requirements of this Section 4.5(b)(iv) with respect to each such SSMP Change of Recommendation Notice, except that the references to the “fifth (5th) Business Day” shall be deemed to be the “third (3rd) Business Day.” Any SSMP Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board of Directors of SSMP, including in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the Contemplated Transactions.

(v)            Nothing in this Agreement shall prohibit SSMP, the Board of Directors of SSMP, or a special committee thereof from (A) complying with any applicable Laws, including Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act, (B) making any disclosure to the SSMP Stockholders required by applicable Law or by NASDAQ rules and regulations, or (C) otherwise making such disclosure to SSMP Stockholders or otherwise that the Board of Directors of SSMP or a committee thereof, after consultation with counsel, determines in good faith is necessary in order to comply with its fiduciary duties to SSMP Stockholders under applicable Law; provided that, to the extent permitted by Law, SSMP shall provide the Company with a draft of any such disclosure at least two (2) days in advance of distribution and shall consider in good faith any comments promptly provided by the Company.

(c)           Both the Company and SSMP shall notify the other no later than twenty-four (24) hours after receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal or SSMP Acquisition Proposal, respectively, and any such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact, including price and the identity of the offeror. Both the Company and SSMP shall keep the other informed, on a current basis, of the status and material developments (including any changes to the terms) of such Company Acquisition Proposal or SSMP Acquisition Proposal, respectively.

(d)           The Company and SSMP shall, and shall cause each of their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable, and in connection therewith, shall immediately discontinue access by any Person (other than the other Parties hereto and their respective Representatives) to any data room (virtual or otherwise) established by the Company or SSMP for purposes of pursuing a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable. Each of the Company and SSMP agrees that within three (3) Business Days following the date hereof, such Party shall request each Person (other than the other Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal or SSMP Acquisition Proposal, as applicable, to return or destroy all confidential information furnished to such Person by or on behalf of the Company or SSMP prior to the date hereof.

(e)           SSMP agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any “standstill” or similar agreement, including any “standstill” provision contained in any confidentiality agreement, to which SSMP or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of the Company.

4.6          Formation of Merger Sub. The Company and SSMP acknowledge that SSMP has filed Merger Sub’s formation documents in California but as of the date of this Agreement, California has not processed the formation documents. Upon processing and confirmation of formation in California (the “Formation”), SSMP will cause Merger Sub to execute a joinder to this Agreement. Immediately following the Formation, SSMP shall cause the Board of Directors of Merger Sub to unanimously (i) determine that the Merger is advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approve this Agreement, the Merger, and the other actions contemplated by this Agreement, and (iii) determine to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

Section 5.             ADDITIONAL AGREEMENTS OF THE PARTIES

5.1          Disclosure Documents.

(a)           As promptly as practicable after the date of this Agreement and receipt of the Required Financial Statements, (i) SSMP shall prepare and file with the SEC a proxy statement soliciting proxies from holders of SSMP Common Stock to vote at the SSMP Stockholder Meeting in favor of the SSMP Stockholder Proposals, and the adjournment of the SSMP Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the SSMP Stockholder Proposals (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) SSMP, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a prospectus (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of SSMP Common Stock to be issued by virtue of the Merger. Each of SSMP and the Company shall use its respective commercially reasonable efforts to (i) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements for the Company for all periods, and in the form, required to be included in the Registration Statement under securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC), (ii) promptly notify the other of, cooperate with each other with respect to, and respond promptly to any comments of the SEC or its staff, (iii) cause the Registration Statement to become effective as promptly as practicable after it is filed with the SEC and (iv) keep the Registration Statement effective through the Closing in order to permit the consummation of the Contemplated Transactions. Each of SSMP, Merger Sub and the Company shall promptly furnish all information concerning itself to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement or for inclusion in any other statement, filing, notice or application made by or on behalf of SSMP to the SEC or NASDAQ in connection with the Contemplated Transactions. SSMP shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable, and in no event later than five (5) Business Days, after the Registration Statement is declared effective by the SEC. Each of the Company, SSMP and Merger Sub shall use their respective commercially reasonable efforts to cause all information that it is responsible for providing for inclusion in documents filed with the SEC in connection with the Contemplated Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. If SSMP, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then (A) such Party shall promptly inform, in the case of SSMP or Merger Sub, the Company, or, in the case of the Company, SSMP thereof, (B) such Party shall reasonably cooperate in the preparation of, and mutually agree upon with, in the case of SSMP or Merger Sub, the Company, or, in the case of the Company, SSMP (such agreement not to be unreasonably withheld, conditioned or delayed by any Party), an amendment or supplement to the Registration Statement, (C) SSMP shall file such mutually agreed upon amendment or supplement with the SEC; and (D) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SSMP stockholders.

(b)           Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, or making or disseminating any other communication to its stockholders regarding the Contemplated Transactions, SSMP shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably proposed by the Company. SSMP shall advise the Company of any acceleration request with respect to the Registration Statement on the day of such request and in any event no less than twenty-four (24) hours before the anticipated date of effectiveness. SSMP shall advise the Company, promptly after SSMP receives notice thereof, of (i) the effectiveness of the Registration Statement or the filing of any supplement or amendment thereto, (ii) the issuance of any stop order or the suspension of the qualification of SSMP Common Stock for listing on the NASDAQ or for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.2          Stockholder Approval.

(a)           Company Stockholders’ Consent.

(i)             During the Pre-Closing Period, the Company shall use commercially reasonable efforts in accordance with this Agreement, the Act, the Company Charter and the Company Bylaws to obtain, as promptly as practicable after receiving written notice from SSMP that the Registration Statement has been declared effective under the Securities Act (and in any event no later than two (2) Business Days thereafter), the Company Stockholder Written Consent executed by the Company Minimum Holders in lieu of a meeting, for purposes of, among others, (A) adopting this Agreement and approving the Merger and all other transactions contemplated hereby, (B) acknowledging that such adoption and approval of the Merger given thereby is irrevocable and that such stockholder is aware it may have the right to demand appraisal for its shares pursuant to Chapter 13, a copy of which was attached thereto, and that such stockholder has received and read a copy of Chapter 13, and (C) acknowledging that by its approval of the Merger it is not entitled to appraisal or dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the Act. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve the Merger or this Agreement. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Written Consent executed by the Company Minimum Holders in compliance with all applicable Laws, and shall use commercially reasonable efforts to cause such Company Stockholder Written Consent not to be waived or revoked.

(ii)            Subject to the provisions of Section 4.5, the Company agrees that (A) the Company’s Board of Directors shall unanimously recommend that the holders of Company Capital Stock take action by written consent to approve the Merger and shall use commercially reasonable efforts to solicit such approval as promptly as practicable following execution of this Agreement by the Parties, (B) the statement or information provided to the holders of Company Capital Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s stockholders take action by written consent to approve the Merger (the recommendation of the Company’s Board of Directors that the Company’s stockholders approve the Merger being referred to as the “Company Board Recommendation”), and (C) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to SSMP, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to SSMP shall be adopted or proposed.

(iii)           The Company shall furnish to SSMP, as promptly as practicable after receiving written notice from SSMP that the Registration Statement has been declared effective under the Securities Act (and in any event no later than two (2) Business Days thereafter), a copy of the executed Company Stockholder Written Consent.

(iv)           Promptly after the date hereof, and in no case later than ten (10) days after obtaining the Company Stockholder Approval, the Company shall deliver (in any manner permitted by applicable Laws) to each Company Stockholder notice of the Company Stockholders’ approval and adoption of this Agreement and the consummation of the Contemplated Transactions, in compliance with the Act. Thereafter, the Company shall provide to its stockholders who did not execute a Company Stockholders Written Consent applicable and appropriate notices regarding their appraisal or dissenters’ rights under Chapter 13, which notice shall comply with all applicable Laws.

(v)            Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit the Company Stockholder Written Consent executed by the Company Minimum Holders in accordance with this Section 5.2(a) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Company Acquisition Proposal or by any Company Change of Recommendation.

(b)           SSMP Stockholder Meeting.

(i)             SSMP shall take all action necessary in accordance with applicable Laws and the SSMP Charter and SSMP Bylaws to call, give notice of, convene and hold a meeting of the SSMP Stockholders (the “SSMP Stockholder Meeting”) to consider and vote on the SSMP Stockholder Proposals. The SSMP Stockholder Meeting shall be held (on a date selected by SSMP in consultation with the Company) as promptly as practicable after effective date of the Registration Statement. If on the scheduled date of the SSMP Stockholder Meeting SSMP has not obtained the SSMP Stockholder Approval, SSMP shall have the right to adjourn or postpone the SSMP Stockholder Meeting to a later date or dates, such later date or dates not to exceed thirty (30) days from the original date that the SSMP Stockholder Meeting was scheduled for the approval of the SSMP Stockholder Proposals.

(ii)            Subject to the provisions of Section 4.5, the Board of Directors of SSMP shall recommend that the SSMP Stockholders approve the SSMP Stockholder Proposals (the “SSMP Recommendation”) and SSMP shall include such SSMP Recommendation in the Proxy Statement.

(c)           SSMP shall use its commercially reasonable efforts to solicit from the SSMP Stockholders proxies in favor of the SSMP Stockholder Proposals and shall take all other action reasonably necessary or advisable to secure the SSMP Stockholder Approval.

5.3          Additional Agreements.

(a)           Except as otherwise set forth in Section 5.3(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions, and in connection therewith each Party shall (i) file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Authority or other third party with respect to the Merger and the other Contemplated Transactions, (ii) coordinate and cooperate with the other Parties in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing, (iii) promptly supply any additional information and documentary material that may be requested in connection with such filings and submissions, (iv) use commercially reasonable efforts to obtain all required clearances, authorizations, approvals, and consents of Governmental Authorities and other third parties with respect to the Merger and the other Contemplated Transactions, (v) use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions, and (vi) use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)           Without limiting the generality of the foregoing, each Party agrees to (i) within five (5) Business Days of the date hereof make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions if such Notification and Report is deemed to be required, (ii) promptly after the date of this Agreement prepare and file any other notification or other document required to be filed in connection with the Merger under any other applicable Law relating to antitrust or competition matters, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act by the United States Federal Trade Commission or the United States Department of Justice or by any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters, and (iv) use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any other applicable antitrust or competition Laws as soon as practicable. In reasonable consultation with the Company, SSMP will be entitled to direct the antitrust defense of the Contemplated Transactions and any related negotiations with any Governmental Authority or other third party relating to the Contemplated Transactions or regulatory filings under applicable competition Law, subject to the provisions of this Section 5.7. The Company shall use best efforts to provide full and effective support to SSMP in all material respects in all such negotiations and other discussions or actions to the extent requested. No Party will make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically agreed between SSMP and the Company. SSMP will be responsible for the entire filing fees in connection with any filings made under the HSR Act or any other applicable antitrust or competition Laws pursuant to this Section 5.7. No Party will commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable competition Law, without the prior written consent of the other Parties. If any request for additional information and documents, including a “second request” under the HSR Act, is received from any Governmental Authority then the Parties shall use best efforts to substantially comply with any such request at the earliest practicable date. Each of the Company and SSMP shall (x) promptly notify the other of any material communication between it or its Affiliates and any such Governmental Authority and, subject to applicable Law, permit the other to review in advance any proposed written communication to any such Governmental Authority (and consider in good faith the views of the such other parties in connection therewith), and (y) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any such Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement to (i) sell, dispose of, discontinue or divest itself of any business, assets, interests, or operations, (ii) offer any product or service, (iii) license or otherwise make available to any Person any Intellectual Property, (iv) hold separate any assets or operations (either before or after the Closing Date), (v) terminate, modify and/or assign any existing relationships, contractual rights, or obligations, (vi) make any commitment (to any Governmental Authority or otherwise) regarding its future operations or otherwise become subject to any restrictions, conditions, limitations or other understanding on or with respect to the operation of the business of SSMP, Merger Sub, or the Company, (vii) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any consents and approvals of Governmental Authorities or other third parties, (viii) commence any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions, (ix) contest or defend against any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting or defending such Legal Proceeding or order, writ, injunction or decree might not be advisable, or (x) agree to any material modification or waiver of the terms and conditions of this Agreement.

5.4          Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, except as otherwise provided in Section 5.11, each Party shall not, and shall not permit any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and SSMP may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or SSMP in compliance with this Section 5.4.

5.5          Listing. At or prior to the Effective Time, SSMP shall use its commercially reasonable efforts to cause the shares of SSMP Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ (or such other exchange on which the SSMP Common Stock then trades).

5.6          Tax Matters.

(a)           SSMP, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, to qualify as a “reorganization” under Section 368(a) of the Code, and agree not to, and not to permit or cause any Affiliate or any subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent or impede the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, from so qualifying.

(b)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). SSMP, Merger Sub and the Company shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the Merger, together with the issuance of shares of SSMP Common Stock to the stockholders of the Company, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.7          Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SSMP, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Legal Proceedings (including derivative claims) relating to this Agreement or the Contemplated Transactions (collectively, “Transaction Litigation”) commenced against, in the case of SSMP, any of SSMP, Merger Sub or any of their respective Representatives (in their capacity as a Representative of SSMP or Merger Sub) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Without limiting Section 1.9, SSMP and the Company shall each (a) keep the other reasonably informed regarding any Transaction Litigation, (b) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (c) consider in good faith the other’s advice with respect to any such Transaction Litigation and (d) reasonably cooperate with each other; provided, however, that in no event shall (x) SSMP, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its representatives settle or compromise any Transaction Litigation without the prior written consent of SSMP (not to be unreasonably withheld, conditioned or delayed).

5.8          Company Warrants. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (a) comply with all notice and other provisions of the Company Warrants applicable to the Contemplated Transactions, and (ii) take such actions as are necessary or advisable, including obtaining any elections, consents, and waivers from the holders of Company Warrants, in order to cause the Company Warrants to be cancelled, extinguished and exercised for shares of Company Capital Stock prior to the Closing, except for those Company Warrants that will be converted into the right to acquire securities of SSMP.

5.9          Section 16 Matters. Prior to the Closing, the Board of Directors of SSMP, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall use commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any acquisitions and/or dispositions of equity securities of SSMP resulting from the Contemplated Transactions by each Person who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the Contemplated Transactions) with respect to equity securities of SSMP.

5.10        SSMP Directors. At and immediately after the Effective Time, the Parties shall use their respective commercially reasonable efforts to ensure that, immediately following the Effective Time, the initial size of the Board of Directors of SSMP shall be Adam Mendelsohn, Aaron Mendelsohn, Dean Baker, Gregg Williams and Alexandra Larson shall be nominated as the initial directors to serve on the Board of Directors of SSMP, each until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

5.11        Form 8-K Filing. SSMP and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, SSMP shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that SSMP shall provide a draft of such Form 8-K to the Company prior to such filing and consider in good faith any comments promptly provided by the Company thereto. SSMP and the Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, SSMP shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) Business Days prior to the Closing (but in any event shall provide to the Company for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, SSMP and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). SSMP shall consider in good faith any comments provided by the Company to the Transaction Form 8-K and the Press Release prior to the Closing. Promptly following the Closing, SSMP shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

5.12        Ticker Symbol. SSMP shall use its commercially reasonable efforts to cause the SSMP Common Stock to be listed on NASDAQ from and after the Closing under such symbol as the Company shall request in writing following consultation with NASDAQ.

5.13        Post-Closing Cooperation; Further Assurances.

(a)           Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Contemplated Transactions.

(b)           Promptly after the date hereof, the Parties will establish an integration committee composed of senior executive officers of both SSMP and the Company, as mutually selected by each of SSMP’s and the Company’s Chief Executive Officer. The integration committee shall be principally responsible for integration matters relating to the Merger and shall be responsible for proposing recommendations in connection with the integration of SSMP and the Company and their respective businesses, assets and organizations.

Section 6.             CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2          Company Stockholder Approval. This Agreement, the Merger, and the other Contemplated Transactions shall have been duly adopted and approved by the Company Stockholder Approval.

6.3          SSMP and Merger Sub Stockholder Approval. The SSMP Stockholder Proposals shall have been duly adopted and approved by the SSMP Stockholder Approval, and the stockholder of the Merger Sub shall have duly adopted and approved this Agreement and the Contemplated Transactions.

6.4          No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or threatened in writing, by any Governmental Authority in which such Governmental Authority indicates that it intends to conduct any Legal Proceeding or taking any other action (a) challenging or seeking to restrain or prohibit the consummation of the Merger, (b) relating to the Merger and seeking to obtain from SSMP, Merger Sub, or the Company any damages or other relief that may be material to SSMP or the Company, or (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of SSMP.

6.5          Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

6.6          Blue Sky Laws. The actions set forth on Schedule 6.6 (relating to the state securities laws that must be complied with in connection with the Merger) will have been complied with and any approval, consent, ratification, permission, waiver or authorization issued by any Governmental Authority related thereto will be in full force and effect.

6.7          Competition Approvals. Any applicable waiting period (if any) (and any extension thereof) under the HSR Act shall have expired or been terminated and all required filings (if any) shall have been made, applicable waiting periods (if any) (and extensions thereof) expired or been terminated, and required approvals (if any) obtained pursuant to or in connection with any applicable foreign Law relating to antitrust or competition matters.

6.8          Dissenting Shares. There shall be no Dissenting Shares.

Section 7.             ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SSMP AND MERGER SUB

The obligations of SSMP and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by SSMP, at or prior to the Closing, of each of the following conditions:

7.1          Accuracy of Representations. (a) The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, and 2.26 shall be true and correct in all respects as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for de minimis inaccuracies and (b) all other representations and warranties of the Company contained in this Agreement (i) shall have been true and correct (without giving effect to any “materiality,” “Company Material Adverse Effect,” or similar qualifications) as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct (without giving effect to any “materiality,” “Company Material Adverse Effect,” or similar qualifications) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2          Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Consents. All of the consents set forth on Section 7.3 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect and any Permit or other consent required to be obtained by the Company under any applicable Law shall have been obtained and shall remain in full force and effect.

7.4          Officers’ Certificate. SSMP shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, and 7.5 have been duly satisfied.

7.5          No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, circumstance, condition, development, effect, event, occurrence, result or state of facts that has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

7.6          Fairness Opinion. SSMP shall have received the opinion of a reputable financial advisor of national standing to the effect that, no later than the completion of the Due Diligence Period and the delivery of the Company Disclosure Schedule and SSMP Disclosure Schedule and based upon and subject to the qualifications and assumptions set forth therein, the Merger Shares is fair, from a financial point of view, to the SSMP Stockholders, which opinion has not been withdrawn, revoked or modified.

7.7          Lockup Agreements. SSMP shall have received from each officer and director of the Company and each holder of ten percent (10%) or more of the issued and outstanding shares of Company Common Stock as of immediately prior to Closing (calculated on a fully-diluted, as-converted-to-common basis) a duly executed lockup agreement, for a period of not more than 180 days after the Closing, as mutually agreeable to the Parties hereto, provided that the lockup agreements of Aaron Mendelsohn and Dean Baker each will exclude 30,000 shares of Company Common Stock (or equivalent amount of Merger Shares).

7.8          Termination of Stockholders’ Agreements. The Company shall have terminated the Stockholders’ Agreements.

7.9          Delivery of Company Audited Financials. The Company shall have delivered its audited financial statements for the fiscal years ending December 31, 2020 and December 31, 2021.

Section 8.             ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

8.1          Accuracy of Representations. (a) The representations and warranties of SSMP and Merger Sub contained in Sections 3.1, 3.2, 3.3, 3.24, and 3.25 shall be true and correct as of the date hereof and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for de minimis inaccuracies and (b) all other representations and warranties of SSMP and Merger Sub contained in this Agreement (i) shall have been true and correct (without giving effect to any “materiality,” “SSMP Material Adverse Effect,” or similar qualifications) as of the date of this Agreement, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (ii) shall be true and correct (without giving effect to any “materiality,” “SSMP Material Adverse Effect,” or similar qualifications) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case where the failure to be true and correct has not had, and would not reasonably be expected to have, a SSMP Material Adverse Effect. For purposes of determining the accuracy of such representations and warranties, any update of or modification to the SSMP Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2          Performance of Covenants. All of the covenants and obligations in this Agreement that SSMP or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3          Consents. All the consents set forth on Section 8.3 of the SSMP Disclosure Schedule shall have been obtained and shall be in full force and effect and any Permit or other consent required to be obtained by SSMP or the Merger Sub under any applicable Law shall have been obtained and shall remain in full force and effect.

8.4          Officers’ Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of SSMP confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5 have been duly satisfied.

8.5          No SSMP Material Adverse Effect. Since the date of this Agreement, there shall have been no change, circumstance, condition, development, effect, event, occurrence, result or state of facts that has had, or would reasonably be expected to have, either individually or in the aggregate, a SSMP Material Adverse Effect.

8.6          Listing. The existing shares of SSMP Common Stock shall have been continually listed on NASDAQ as of and from the date of this Agreement through the Closing Date, and the Merger Shares shall be authorized and approved for listing on NASDAQ, subject to official notice of issuance, as of the Effective Time.

8.7          Intentionally Omitted.

8.8          Resignations. The Company shall have received written resignations, in forms reasonably satisfactory to the Company, from each person currently serving as a director of SSMP immediately prior to the Closing excluding any such person that will serve as a director of SSMP immediately after the Closing.

8.9          Available Cash. The Available Cash shall not be less than $64,000,000, less the amount of any advance made by SSMP to the Company for working capital.

Section 9.             TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of SSMP Common Stock in the Merger by SSMP’s stockholders, unless otherwise specified below):

(a)           by mutual written consent of SSMP and the Company;

(b)           by either SSMP or the Company if the Merger shall not have been consummated by June 30, 2022 (the “End Date”); provided, however, that if all other conditions to Closing set forth in Section 6, Section 7 and Section 8, other than the conditions to Closing set forth in Section 6.3 and/or Section 6.7, are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), then the End Date will be extended without any further action by any Party until September 30, 2022 (the “Extended End Date”); provided further that, if prior to the End Date or Extended End Date, as applicable, the SSMP Stockholder Meeting is adjourned or postponed and all conditions to Closing set forth in Section 6, Section 7 and Section 8, other than the condition to Closing set forth in Section 6.3, are satisfied (other than those conditions which, by their terms, are incapable of being satisfied before the Closing), the End Date or Extended End Date, as applicable, shall be the date that is thirty (30) days following the date on which the SSMP Stockholder Meeting has been held (including any adjournment or postponement thereof) and concluded; provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if the action or failure to act by such Party or its Affiliates has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either SSMP or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to such Party if the action or inaction of such Party or any of its Affiliates has been a principal cause of or resulted in such order, decree or ruling and such action or inaction constitutes a breach of this Agreement;

(d)           by SSMP if the Company Stockholder Approval shall not have been obtained within five (5) Business Days after the Company’s receipt of written notice from SSMP that the Registration Statement has been declared effective under the Securities Act; provided that the right to terminate this Agreement under this Section 9.1(d) shall expire and SSMP shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the Company Stockholder Approval has been obtained and delivered to SSMP prior to the time that this Agreement is terminated pursuant to this Section 9.1(d);

(e)           by either SSMP or the Company if (i) the SSMP Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and SSMP’s stockholders shall have taken a final vote on the SSMP Stockholder Proposals and (ii) the SSMP Stockholder Proposals shall not have been approved at the SSMP Stockholder Meeting (and shall not have been approved at any adjournment or postponement thereof) by the SSMP Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to SSMP where the failure to obtain the SSMP Stockholder Approval shall have been caused by the action or failure to act of SSMP or its Affiliates and such action or failure to act constitutes a breach by SSMP of this Agreement;

(f)            by the Company, at any time prior to obtaining the SSMP Stockholder Approval, if (i) a SSMP Change of Recommendation shall have occurred, (ii) SSMP fails to include the SSMP Recommendation in the Registration Statement, (iii) the SSMP Board of Directors approves, endorses or recommends any SSMP Acquisition Proposal, or (iv) SSMP enters into any letter of intent or similar document or any contract relating to a SSMP Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(g)           by SSMP, at any time the Company enters into any letter of intent or similar document or any contract relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

(h)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of SSMP or Merger Sub set forth in this Agreement, or if any representation or warranty of SSMP or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied at the Closing; provided that if such inaccuracy in SSMP’s or Merger Sub’s representations and warranties or breach by SSMP or Merger Sub is curable by SSMP or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from the Company to SSMP and Merger Sub of such breach or inaccuracy and (ii) SSMP or Merger Sub, as applicable, ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by SSMP or Merger Sub is cured prior to such termination becoming effective);

(i)            by SSMP, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied at the Closing; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from SSMP to the Company of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(j)            by SSMP, at any time prior to obtaining the SSMP Stockholder Approval, in connection with SSMP entering into a definitive agreement to effect a SSMP Superior Offer; provided that SSMP shall have complied with the terms of this Agreement;

(k)           by the Company, at any time prior to obtaining the Company Stockholder Approval, in connection with the Company entering into a definitive agreement to effect a Company Superior Offer; provided that the Company shall have complied with the terms of this Agreement; or

(l)            by either SSMP or the Company pursuant to Section 4.1(f).

9.2          Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by the terminating Party to the other Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the Parties. Upon the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.4, this Section 9.2, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3          Expenses, Termination Fees and Other Payments.

(a)           In the event that this Agreement is terminated by the Company pursuant to Section 9.1(h), by reason of a breach of Section 8.9 by SSMP or the Merger Sub, singly or jointly by reason of additional breaches, which breach of Section 8.9 is not waived by the Company, then as liquidated damages SSMP and Merger Sub, jointly and severally, will pay to the Company the sum of $1,000,000, in cash, within 30 days after the termination of this Agreement to an account as directed by the Company. The Parties hereto acknowledge and agree that the sum payable under this Section 9.3(b) for a breach of Section 8.9 shall constitute liquidated damages and not penalties and are in addition to all other rights of the Company. The Parties further acknowledge that (i) the amount of loss or damages likely to be incurred as a result of the specified breach is incapable or is difficult to precisely estimate, (ii) one of the reasons for the Company and SSMP reaching an agreement as to such amount was the uncertainty and cost of litigation regarding the question of actual damages for a breach of the specified section, and (iii) the Company and SSMP are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement, including this provision, at arm’s length.

(b)           In the event that this Agreement is terminated by the Company pursuant to Section 9.1(f), SSMP shall pay or cause to be paid the Termination Fee within 30 days after the termination of this Agreement to an account as directed by Company.

(c)           In the event that this Agreement is terminated by SSMP pursuant to Section 9.1(g), the Company shall pay or cause to be paid the Termination Fee within 30 days after the termination of this Agreement to an account as directed by SSMP or the Merger Sub.

(d)           For purposes of this Agreement, “Termination Fee” means an amount equal to $5 million.

(e)           The Parties acknowledge that (x) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the parties would not enter into this Agreement and (z) any Termination Fee payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the relevant Party in the circumstances in which such amount is payable.

Section 10.           RESERVED

Section 11.           MISCELLANEOUS PROVISIONS

11.1        Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and SSMP at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of SSMP Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and SSMP.

11.2       Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.3        Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf” shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.4        Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of California or to the extent such court does not have subject matter jurisdiction, the federal courts of the State of California, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11.4, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement.

11.5        Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.6        Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7        Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by email to the address or email set forth beneath the name of such Party below (or to such other address or email as such Party shall have specified in a written notice given to the other Parties):

if to SSMP or Merger Sub:

Second Sight Medical Products, Inc.

13170 Telfair Avenue

Sylmar, CA 91342

Email: scottd@secondsight.com

Attn: Scott Dunbar

with a copy to which will not be deemed notice under this Agreement:

Venable LLP

1270 Avenue of the Americas

24th Floor

New York, NY 10020

Email: ptvonmehren@Venable.com

Attn: Philip von Mehren

if to the Company:

Nano Precision Medical, Inc.

5858 Horton Street #280

Emeryville, CA 94608

Email: adam@nanoprecisionmedical.com

Attn: Adam Mendelsohn, CEO

with a copy to which will not be deemed notice under this Agreement:

Andrew D. Hudders

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue – 17th Floor

New York, New York 10017

Ahudders@golenbock.com

11.8        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.9        Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the state and federal courts in the State of California, this being the addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.10      Construction.

(a)           For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)           The table of contents, headings, and captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)            The words, “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or paragraph hereof

(g)           Derivative forms of defined terms shall have correlative means.

11.11     Non-Recourse. Subject in all respects to the last sentence of this Section 11.11, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SSMP, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, nothing in this Section 11.11 shall limit, amend or waive any rights or obligations of any party to any of the other agreements referred to in this Agreement.

11.12     Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements contained herein and in certificate, statement or instrument delivered pursuant to this Agreement that by their nature or express terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

11.13     Expenses. Regardless of whether the Contemplated Transactions are consummated, except as otherwise provided herein, each Party shall pay its own expenses incident to this Agreement and the Contemplated Transactions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SECOND SIGHT MEDICAL PRODUCTS, INC.
By:	/s/ Scott Dunbar
Name: Scott Dunbar
Title: Acting CEO

NANO PRECISION MEDICAL, INC.
By:	/s/ Adam Mendelshon
Name: Adam Mendelsohn
Title: CEO

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

Definitions

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms no less restrictive in any material respect to such Person than those contained in the Confidentiality Agreement, except for such changes specifically necessary in order for the Company or SSMP, as applicable, to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements

“Act” means the California Corporations Code, as amended.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.

“Allocation Statement” has the meaning set forth in Section 1.6(h).

“Available Cash” means the aggregate amount of cash, cash equivalents, and marketable securities of SSMP and Merger Sub as of immediately prior to the Closing.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Certificate of Merger” has the meaning set forth in Section 1.3

“Chapter 13” has the meaning set forth in Section 1.9(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 4.5(a)(ii)(A).

“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect the tenancy at any Company Leased Real Property.

“Company Balance Sheet” has the meaning set forth in Section 2.5.

“Company Board Recommendation” has the meaning set forth in Section 5.2(a)(ii).

“Company Bylaws” has the meaning set forth in Section 2.1(a).

“Company Business” means the business of the Company as currently conducted.

“Company Capital Stock” means the Company Common Stock.

“Company Change of Recommendation” has the meaning set forth in Section 4.5(a)(iii).

“Company Change of Recommendation Notice” has the meaning set forth in Section 4.5(a)(iv).

“Company Charter” has the meaning set forth in Section 2.1(a).

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Contingent Workers” has the meaning set forth in Section 2.15(b).

“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.

“Company Copyrights” has the meaning set forth in Section 2.9(a).

“Company Customer Data” means all data, meta data, information or other content (a) transmitted to the Company by users or customers of the Company Products or the Company Sites or collected in the course of business of the Company or (b) otherwise stored, transmitted, used or hosted by or on behalf of the Company.

“Company Data” has the meaning set forth in Section 2.9(l).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee Program” has the meaning set forth in Section 2.14(a).

“Company Financial Statements” has the meaning set forth in Section 2.5.

“Company Indemnitees” has the meaning set forth in Section 10.1.

“Company Intellectual Property” means all Intellectual Property owned by the Company or used or held for use by the Company and includes, without limitation, Company Patents, Company Products, Company Marks, Company Copyrights and Company Trade Secrets.

“Company Lease” means the lease, license, sublease or other occupancy agreements, and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, for each parcel of the Company Leased Real Property.

“Company Leased Real Property” means the real property leased, subleased or licensed by the Company that is related to or used in connection with the Company’s business, and the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“Company Licenses-In” has the meaning set forth in Section 2.9(a).

“Company Licenses-Out” has the meaning set forth in Section 2.9(a).

“Company Marks” has the meaning set forth in Section 2.9(a).

“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the financial, banking or securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company compared to other companies in the industries in which the Company operates; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect compared to other companies in such industries; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action expressly required by this Agreement or taken at the express written request of SSMP or Merger Sub; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business (but, for the avoidance of doubt, not the underlying causes of any such failure or loss to the extent such underlying cause is not otherwise excluded from this definition of Company Material Adverse Effect); (vi) natural disasters, pandemics, epidemics, disease outbreaks (including the COVID-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God; and (vii) changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in Laws issued or made by any Governmental Authority to the extent they do not disproportionately affect the Company compared to other companies in the industries in which the Company operates, in each case after the date of this Agreement; or (b) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

“Company Material Contract” has the meaning set forth in Section 2.10.

“Company Minimum Holders” means the holders of at least 7,113,439 of the outstanding shares of Company Capital Stock voting together as a single class.

“Company Owned Real Property” means the real property in which the Company has any fee title (or equivalent).

“Company Patents” has the meaning set forth in Section 2.9(a).

“Company Permits” has the meaning set forth in Section 2.12(b).

“Company Privacy and Security Requirements” has the meaning set forth in Section 2.9(k).

“Company Products” means all products and related services of the Company that (a) are currently, or at any time in the past have been, offered, licensed, sold, distributed, maintained or supported, or otherwise provided or made available, by or on behalf of the Company or otherwise used in the operation of the Company’s business, or (b) are currently under development by or for the Company.

“Company Qualified Bidder” has the meaning set forth in Section 4.5(a)(i).

“Company Regulatory Agency” has the meaning set forth in Section 2.12(b).

“Company Sites” has the meaning set forth in Section 2.9(k).

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stock Option Plan” means Equity Incentive Plan of the Company.

“Company Stock Options” means the options to purchase Company Common Stock issued under the Company Stock Option Plan and several series of other stock options issued to directors, and employees, issued under individual option agreements not under the Company Stock Option Plan.

“Company Stockholder Approval” has the meaning set forth in Section 2.25.

“Company Stockholder Written Consent” means a written consent, in a form reasonably acceptable to SSMP, signed by the Company Minimum Holders pursuant to and in accordance with the applicable provisions of the Act, the Company Charter, and the Company Bylaws pursuant to which the Company Minimum Holders irrevocably adopt this Agreement and approve the Merger and the other undertakings, representations, warranties, releases and waivers set forth therein.

“Company Stockholders” shall mean the holders of the capital stock of the Company immediately prior to the Effective Time.

“Company Equity Holders” shall mean the holders of the Company Capital Stock.

“Company Share Number” means, without duplication, (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Stock Options outstanding as of immediately prior to the Effective Time, as if exercised by means of a net cashless exercise assuming a price per share of Company Common Stock of $21.90, that are assumed or exchanged for comparable options issued under a SSMP Stock Option Plan, plus (c) the aggregate number of shares of Company Common Stock issuable upon exercise, by means of a net cashless exercise assuming a price per share of Company Common Stock of $21.90, of Company Warrants outstanding as of immediately prior to the Effective Time that are converted into the right to acquire securities of SSMP in accordance with their terms.

“Company Trade Secrets” has the meaning set forth in Section 2.9(i).

“Company Warrants” means warrants to purchase shares of Company Capital Stock.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 9, 2019, by and between the Company and SSMP.

“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Dispute Notice” has the meaning set forth in Section 10.2(a).

“Dispute Period” has the meaning set forth in Section 10.2(a).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Due Diligence Period” has the meaning set forth in Section 4.1(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA and (B) all equity compensation, retention, bonus, incentive, severance, deferred compensation, supplemental income, vacation, profit sharing, executive compensation, change in control, material fringe benefit, vacation, retiree benefit, health or other medical, dental, life, disability or other insurance plan, program, agreement or arrangement and all other written employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), violation, charge, lease, license, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(h)(ii) and 3.14(i)(ii) hereof, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means VStock Transfer, LLC.

“Exchange Fund” has the meaning set forth in Section 1.10.

“Extended End Date” has the meaning set forth in Section 9.1(b).

“FDA” has the meaning set forth in Section 2.12(b).

“FDCA” has the meaning set forth in Section 2.12(b).

“Form S-4” has the meaning set forth in Section 5.1(a).

“Formation” has the meaning set forth in Section 4.6.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Health Care Law” has the meaning set forth in Section 2.12(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (a) all obligations for borrowed money (other than trade debt and other similar liabilities incurred in the Ordinary Course of Business), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, (d) the amounts recorded (or that should have been recorded in accordance with GAAP) as a liability on a balance sheet under leases required to be accounted for as capital leases under GAAP, (e) all indebtedness for the deferred and unpaid purchase price of property or services, including pursuant to any “earn-out” payment obligations but excluding any trade payables or similar obligations incurred in the Ordinary Course of Business, (f) direct or indirect guarantees of any liabilities of other Persons of the same type as any of the foregoing, (g) interest on any of the foregoing, and (h) any premiums, prepayment or termination fees or penalties, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnitee” has the meaning set forth in Section 10.2(a).

“Indemnitor” has the meaning set forth in Section 10.2(a).

“Intellectual Property” means any and all of the following, as they exist throughout the world: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Intervening Event” means any material event, development or change in circumstances with respect to SSMP and Merger Sub, taken as a whole, that (a) does not relate to any SSMP Acquisition Proposal, (b) materially affects the business, assets or operations of SSMP and Merger Sub, taken as a whole, (c) first occurs or arises after the date of this Agreement, (d) was neither known to SSMP or its Board of Directors nor reasonably foreseeable as of the date of this Agreement, and (e) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by a Party (or to be refrained from being taken by a Party) pursuant to, this Agreement; provided that in no event shall the following events, developments, or changes constitute an Intervening Event: (i) any change in the price or trading volume of SSMP Common Stock (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) the fact, in and of itself, that SSMP meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided, however, that this exception shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (iii) changes in general economic, social or political conditions or the financial markets in general, or (iv) general changes or developments in the industries in which SSMP and Merger Sub operate, including general changes in Law after the date hereof across such industries.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Company” means the actual knowledge after due inquiry of Adam Mendelsohn and Donald Dwyer.

“Knowledge of SSMP” means the actual knowledge after due inquiry of Scott Dunbar.

“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.

“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Letter of Transmittal” has the meaning set forth in Section 1.8(a).

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the Recitals.

“Merger Shares” shall mean an aggregate of 134,349,464 shares of SSMP Common Stock, which upon the Closing of the Merger shall be equivalent to 77.32% of the total issued and outstanding shares of SSMP Common Stock on a fully converted basis, including, without limitation, giving effect to the conversion of all options, warrants, and any and all other convertible securities.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.

“NASDAQ” has the meaning set forth in Section 2.4(b).

“OFAC” has the meaning set forth in Section 3.20(a).

“Official” has the meaning set forth in Section 2.22.

“Ordinary Course of Business” means with respect to a Party, the ordinary and usual course of normal day-to-day operations of such Party consistent with past practice.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Party” or “Parties” means SSMP, Merger Sub, and the Company.

“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or other governmental charges, assessments or levies that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the assets subject to such Encumbrances, (iii) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any leased real property which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, (v) with respect to Company Leased Real Property, Encumbrances (including Indebtedness) encumbering the fee title interest in any such leased real property which are not attributable to the Company, (vi) customary Encumbrances of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (vii) licenses to Intellectual Property granted in the Ordinary Course of Business, and (viii) restrictions on transfer arising under applicable securities Laws.

“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.

“Personally Identifiable Information” means any information that, alone or in combination with other information held by or on behalf of the Company, can be used to specifically identify a Person, including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as personally identifiable information under applicable Laws.

“PHSA” has the meaning set forth in Section 2.12(b).

“Pre-Closing Period” has the meaning set forth in Section 4.1(b).

“Privacy Policy” means any external or internal past or present published privacy policy of the Company, including any policy relating to (a) the privacy of users of any Company Product or Company Site, (b) the collection, storage, disclosure, and transfer of any Company Customer Data or Personally Identifiable Information, or (c) any employee information.

“Pro Rata Portion” shall mean with respect to each Company Equity Holder (other than holders of shares to be cancelled pursuant to Section 1.6(a)(i) and Section 1.6(a)(ii) and holders of Dissenting Shares) an amount equal to the quotient obtained by dividing (x) the shares of the Company Share Number owned by such holder, as of immediately prior to the Effective Time, by (y) the Company Share Number.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Registration Statement” has the meaning set forth in Section 5.1(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Representatives” means the directors, officers, employees, stockholders holding greater than 5% shareholding interest, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, SSMP, or any other Person, as the case may be.

“Required Financial Statements” has the meaning set forth in Section 4.1(d).

“Restricted Party List” has the meaning set forth in Section 3.20(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SSMP” has the meaning set forth in the Preamble.

“SSMP Acquisition Proposal” has the meaning set forth in Section 4.5(b)(ii)(A).

“SSMP Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents pertaining to the tenancy at each such parcel of SSMP Leased Real Property that materially affect the tenancy at any SSMP Leased Real Property.

“SSMP Bylaws” means the By-laws of SSMP, as amended and in effect on the date hereof.

“SSMP Business” means the business of SSMP and any Subsidiary as currently conducted.

“SSMP Change of Recommendation” has the meaning set forth in Section 4.5(b)(iii).

“SSMP Change of Recommendation Notice” has the meaning set forth in Section 4.5(b)(iv).

“SSMP Charter” means the Articles of Incorporation of SSMP, as amended and in effect on the date hereof.

“SSMP Common Stock” means the common stock, no par value, of SSMP.

“SSMP Contingent Workers” has the meaning set forth in Section 3.15(b).

“SSMP Contract” means and Contract together with any amendments, waivers or other modifications thereto, to which SSMP is a party.

“SSMP Copyrights” has the meaning set forth in Section 3.9(a).

“SSMP Disclosure Schedule” has the meaning set forth in Section 3.

“SSMP Employee Program” has the meaning set forth in Section 3.14.

“SSMP Intellectual Property” means all Intellectual Property owned by SSMP or used or held for use by SSMP and includes, without limitation, SSMP Patents, SSMP Products, SSMP Marks, SSMP Copyrights and SSMP Trade Secrets.

“SSMP Lease” means the lease, license, sublease or other occupancy agreements, and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof, for each parcel of the SSMP Leased Real Property.

“SSMP Leased Real Property” means the real property leased, subleased or licensed by SSMP that is related to or used in connection with SSMP’s business, and the real property leased, subleased or licensed by SSMP as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by SSMP, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.

“SSMP Licenses-In” has the meaning set forth in Section 3.9(a).

“SSMP Licenses-Out” has the meaning set forth in Section 3.9(a).

“SSMP Marks” has the meaning set forth in Section 3.9(a).

“SSMP Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of SSMP and Merger Sub, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a SSMP Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, compared to other companies in the industries in which SSMP and Merger Sub operate; (ii) changes in or affecting the industries in which SSMP operates to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, in any material respect compared to other companies in such industries; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the Contemplated Transactions or compliance with the terms of this Agreement; (iv) any specific action expressly required by this Agreement or taken at the express written request of the Company; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans or predictions, or the loss of any business (but, for the avoidance of doubt, not the underlying causes of any such failure or loss to the extent such underlying cause is not otherwise excluded from this definition of SSMP Material Adverse Effect); (vi) natural disasters, pandemics, epidemics, disease outbreaks (including the COVID-19 virus) or other health crises or public health events, weather conditions, explosions or fires, or other force majeure events or acts of God; and (vii) changes in GAAP or other accounting requirements or principles (or the interpretation thereof) or changes in Laws issued or made by any Governmental Authority to the extent they do not disproportionately affect SSMP and Merger Sub, taken as a whole, compared to other companies in the industries in which SSMP and Merger Sub operate, in each case after the date of this Agreement; or (b) would reasonably be expected to prevent or materially delay the ability of SSMP and Merger Sub to consummate the Contemplated Transactions.

“SSMP Material Contracts” has the meaning set forth in Section 3.10.

“SSMP Owned Real Property” means the real property in which SSMP has any fee title (or equivalent).

“SSMP Patents” has the meaning set forth in Section 3.9(a).

“SSMP Permits” has the meaning set forth in Section 3.12(b).

“SSMP Privacy and Security Requirements” has the meaning set forth in Section 3.9(k).

“SSMP Products” means all products and related services of SSMP that (a) are currently, or at any time in the past have been, offered, licensed, sold, distributed, maintained or supported, or otherwise provided or made available, by or on behalf of SSMP or otherwise used in the operation of SSMP’s business, or (b) are currently under development by or for SSMP.

“SSMP Qualified Bidder” has the meaning set forth in Section 4.5(b)(i).

“SSMP Recommendation” has the meaning set forth in Section 5.2(b)(ii).

“SSMP Regulatory Agency” has the meaning set forth in Section 3.12(b).

“SSMP SEC Reports” has the meaning set forth in Section 3.5(a).

“SSMP Sites” has the meaning set forth in Section 3.9(k).

“SSMP Stock Option Plan” means, collectively, (i) the 2003 Equity Incentive Plan, as restated in June 2011, (ii) the Amended and Restated 2011 Equity Incentive Plan, (iii) the 2015 Employee Stock Purchase Plan and (iv) the Equity Incentive Plan – Restricted Stock Units.

“SSMP Stock Options” means options to purchase SSMP Common Stock issued under the SSMP Stock Option Plan.

“SSMP Stockholder Approval” has the meaning set forth in Section 3.23.

“SSMP Stockholder Meeting” has the meaning set forth in Section 5.2(b)(i).

“SSMP Stockholder Proposals” means, collectively, (a) the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger, (b) the adoption and approval of the issuance of the shares of SSMP Common Stock in connection with the Contemplated Transactions as required by the SSMP Charter, the SSMP Bylaws, and the NASDAQ listing requirements, (c) the adoption and approval of any amendments to be made to the SSMP Charter and SSMP Bylaws in connection with the Contemplated Transactions, (d) the adoption and approval of each other proposal that either the SEC or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and (e) the adoption and approval of each other proposal reasonably agreed to by SSMP and the Company as necessary or appropriate in connection with the consummation Contemplated Transactions.

“SSMP Stockholders” shall mean the holders of the capital stock of SSMP immediately prior to the Effective Time.

“SSMP Superior Offer” has the meaning set forth in Section 4.5(b)(ii)(B).

“SSMP Trade Secrets” has the meaning set forth in Section 3.9(i).

“SSMP Warrants” means warrants to purchase shares of SSMP Common Stock.

“Stockholders’ Agreements” means the Investor Rights Agreement (with information and director rights) between the Company and AstraZeneca AB dated February 25, 2016 and the Shareholders’ Agreement (with ROFR, Bring Along Right among the Company and certain designated person on Schedule A thereto.

“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surrender Documentation” has the meaning set forth in Section 1.8(a).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, capital stock and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis. Such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not, and shall also include any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Third Party Intellectual Property” has the meaning set forth in Section 2.9(d).

“Trade Laws” has the meaning set forth in Section 2.23(a).

“Transaction Litigation” has the meaning set forth in Section 5.7.

“WARN Act” has the meaning set forth in Section 2.15(b).